Exhibit 1
Japan Finance Organization
for Municipalities
This description of Japan Finance Organization for Municipalities is dated April 16, 2010 and appears as Exhibit 1 to its Annual Report on Form 18-K to the U.S. Securities and Exchange Commission.

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF JAPAN FINANCE ORGANIZATION FOR MUNICIPALITIES.

FURTHER INFORMATION
This document appears as an exhibit to the Annual Report on Form 18-K of Japan Finance Organization for Municipalities (“JFM”) filed with the U.S. Securities and Exchange Commission (the Commission). Additional information with respect to JFM is available in such Annual Report, in the other exhibits to such Annual Report and in amendments thereto. Such Annual Report, exhibits and amendments may be inspected and copied at the public reference room maintained by the Commission at: 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operations of the Commission’s public reference room can be obtained by calling the Commission at 1-800-SEC-0330. Copies of such documents may also be obtained from JFM by telephoning 81-3-3539-2690. The Annual Report and its exhibits and amendments are also available through the Commission’s Internet website at http://www.sec.gov.

In this document all amounts are expressed in Japanese Yen (“¥” or “yen”), except as otherwise specified. The spot buying rate quoted on the Tokyo Foreign Exchange Market on April 14, 2010, as reported by The Bank of Japan at 5:00 p.m., Tokyo time, was ¥93.47 = $1.00, and the noon buying rate on April 9, 2010 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was ¥93.28 =$1.00.
References to fiscal years of JFM are to the 12-month periods commencing on April 1 of the year indicated, except that references to the fiscal year 2008 refer to (1) the six-month fiscal period ended September 30, 2008 of Japan Finance Corporation for Municipal Enterprises (the predecessor to JFM) (the “Predecessor”), which was its last fiscal period, and (2) the eight-month fiscal period ended March 31, 2009 of JFM, which was its first fiscal period.
Unless otherwise indicated, all amounts relating to JFM are presented on a basis consistent with the audited financial statements of JFM, which have been prepared in accordance with the Japan Finance Organization for Municipalities Law (Law No. 64 of May 30, 2007), as amended (the “JFM Law”), and which are included in this document.
Figures in tables may not add up to totals due to rounding.

JAPAN FINANCE ORGANIZATION FOR MUNICIPALITIES
JFM was established on August 1, 2008, initially under the name “Japan Finance Organization for Municipal Enterprises,” by local governments as an autonomously managed organization. JFM started its business on October 1, 2008, at which time JFM succeeded to substantially all of the rights and assets of the Predecessor and assumed all of the obligations of the Predecessor and the Predecessor was dissolved. Whereas the Predecessor’s capital was contributed entirely by the national government, JFM’s capital was provided by Japan’s local governments. At the time of JFM’s establishment, JFM received contributions in the amount of ¥16.6 billion from all of the local governments (prefectures, government-designated cities, cities, special wards of Tokyo, towns and villages – 1,857 in total as of August 1, 2008).
On June 1, 2009, the amended JFM Law went into effect, which provided for the change of JFM’s name, expansion of the scope of its lending and flexibility of its lending terms. See “Recent Developments – Reorganization from Japan Finance Organization for Municipal Enterprises to Japan Finance Organization for Municipalities”. Among other changes, the name of JFM was changed from “Japan Finance Organization for Municipal Enterprises” to “Japan Finance Organization for Municipalities”.
Under the JFM Law, JFM is supervised by the Representative Board, a committee composed of representatives of Japan’s local governments and individuals who are knowledgeable in economics, finance, law and accounting as well as the affairs of local administrations and their finances, with respect to such matters as appointment of management, business plans and annual budget.
CAPITALIZATION
The capitalization of JFM as of March 31, 2009 was as follows:

(in millions)
Domestic bonds:
Government guaranteed bonds:
0.5%-2.2% Guaranteed Bonds due 2008-2022	¥11,922,460
Non-government guaranteed private placement bonds	3,492,453
Non-government guaranteed public offering bonds	2,297,830
Government guaranteed bonds issued overseas	1,126,160

Total long-term bonds (1)	18,838,903

Net Assets:
Capital	16,602
Retained earnings	1,295
General account surplus reserve	1,295
Management account surplus reserve	35,190

Total net assets	53,087

Total capitalization	¥18,891,990

(1)	Includes current maturities. For additional information relating to long-term bonds, see Note 6 to JFM’s audited financial statements included elsewhere in this document.

RECENT DEVELOPMENTS
Trends in Lending Operations
The outstanding loan balances of the Predecessor reached ¥1 trillion in 1974, ¥5 trillion in 1981, ¥10 trillion in 1986, ¥20 trillion in 1997, ¥25 trillion in 2004, and in October 2008, JFM inherited the loan balance of ¥22,458.6 billion from the Predecessor. In fiscal year 2008, the Predecessor and JFM made long-term loans in the amount of ¥1,108.8 billion. As of September 30, 2009, the outstanding loan balance was ¥21,845.1 billion. As of March 31, 2009, the number of local governments borrowing from JFM totaled 2,079, including all prefectures. Cities and special wards of Tokyo had the highest balance of ¥15,451.0 billion and accounted for 71% of the total outstanding loan balance. Next were prefectures with a balance of ¥3,900.4 billion and an 18% share of the total. Finally, towns, villages, local government associations and others had a balance of ¥2,493.8 billion and accounted for 11% of the total balance.
In terms of project type, water supply, electricity supply and port facilities projects were the primary targets of the Predecessor’s loans during the mid-1950s to mid-1960s. The targets shifted to water supply, regional development and sewerage projects in the mid-1960s to mid-1970s, and from the mid-1970s to the mid-1980s, the major targets were sewerage, water supply and three types of “special projects” (i.e., projects of great urgency and necessity to respond appropriately to the issues of the regional community). Recently, sewerage and three types of special projects accounted for a high share of the total. As of September 30, 2009, of the outstanding loan balance of ¥21,845.1 billion, sewerage projects accounted for the largest share at 41.9%, followed by three types of special projects (primarily local road construction) at 22.2%, and water supply at 19.3% of the total.
Reorganization from Japan Finance Organization for Municipal Enterprises to Japan Finance Organization for Municipalities
Shortly after JFM began operations, the proposal for the “creation of a financial organization jointly owned by local governments for the purpose of providing long-term and low-interest funds for local governments (general account)” was incorporated into the economic policy package put together by the national government and the ruling party on October 30, 2008. As a result of deliberations on this proposal within the national government, a bill, which included the provisions for expansion of JFM’s scope of lending and a change in the organization name, was submitted to the Diet, and was passed in March 2009. As a result, on June 1, 2009, JFM was reorganized, changing its name from “Japan Financial Organization for Municipal Enterprises” to “Japan Finance Organization for Municipalities”, and the scope of lending was expanded to include the general account of local governments, in addition to municipal enterprises as in the past. Moreover, in response to the requests of local governments, JFM has improved the terms of lending, including extension of terms to maturity and increased application of special interest rates.
As an organization owned jointly by local governments, JFM can now operate more independently than the Predecessor, and as a result of the expansion of scope of lending, JFM is now able to respond to the funding needs of local governments in a more timely and appropriate manner.
Name Change
JFM’s name has been changed from “Japan Finance Organization for Municipal Enterprises” to “Japan Finance Organization for Municipalities” to reflect the fact that it can now provide funds not only for projects of municipal enterprises, but also for overall operations of local governments, as a result of the expansion of the scope of lending to include the general account.

Expansion of the Scope of Lending
JFM, main target of lending was originally municipal enterprises, while lending for general account-related projects was limited to the three categories of local road construction, improvement of rivers and other waterways, and high school construction. Now, with the inclusion of the general account into the scope of lending, JFM can respond to the financing needs of local governments in a timely and appropriate manner. JFM can also respond flexibly to extraordinary financial countermeasure funding needs of local governments to cover shortfalls caused by disruption in domestic and international financial systems, or changes in economic conditions. During fiscal year 2009, specific targets of lending include independent general account-related projects initiated autonomously by local governments, such as regional revitalization projects, disaster prevention projects and special municipal merger projects, in addition to the existing three special projects (primarily local road construction). As for extraordinary financial countermeasure funding, which is expected to increase rapidly, JFM plans to lend mainly to cities, towns and villages, which face difficulties in raising long-term funds.
Improved Lending Terms
As a joint organization of local governments, JFM is now able to act more flexibly than the Predecessor in setting loan maturities and interest rates based on local governments’ needs. At the time of the reorganization, the maximum term to maturity was extended from 28 years to 30 years. The extra special interest rates will be applied to loans for general account-related projects including the existing three special projects.

BUSINESS
Purpose and Authority
Under the JFM Law, JFM’s objective is to contribute to the sound financial operation of local governments and to improve the welfare of local residents by providing long-term funding at low interest rates to local governments with respect to their general account-related projects as well as to municipal enterprises, and also by supporting funding by local governments from capital markets, in order to efficiently and effectively acquire such funding. Municipal enterprises are departments within local governments which undertake public service activities, such as water supply, sewerage, hospital facilities and transportation, which are accounted for independently from general services like social welfare and education.
Government Control and Supervision
JFM’s capital is contributed by all of Japan’s local governments – 47 prefectures as well as government-designated cities, special wards of Tokyo, towns and villages. JFM is subject to control and supervision of the local governments through the Representative Board, which consists of members nominated by the local governments. There are six members, three of which are heads of local governments (governors of prefectures or mayors of cities, towns or villages) and the other three are individuals knowledgeable in economics, finance, law and accounting as well as the affairs of local administrations and their finances. The term of each member is three years. The Representative Board appoints JFM’s President and Chief Executive Officer and Corporate Auditors. The Representative Board is authorized to approve such key management matters as appointment of management, business plans and annual budget. The Representative Board is also authorized to obtain from JFM’s management information relating to JFM’s operations and financial condition, and to order JFM’s management to take corrective actions with respect to any illegal or other inappropriate activities.
To ensure adequate third-party monitoring of JFM’s business activities, JFM has a Supervisory Committee (the “Committee”). The members of the Committee are appointed by the Representative Board, and are individuals knowledgeable in economics, finance, law and accounting as well as the affairs of local administrations and their finances. The Committee is authorized to monitor JFM’s annual budgets and business plans and to provide its opinions and recommendations to JFM’s management with respect to key matters on JFM’s business and operations. JFM’s management is required to report to the Representative Board, and to give due regard to, such opinions and recommendations of the Committee.
Under the JFM Law, JFM is required to report to the national government (the Minister for Internal Affairs and Communications) its annual budgets, business plans and financial statements. Changes to JFM’s articles of incorporation require the approval of the Minister for Internal Affairs and Communications. The Minister for Internal Affairs and Communications is authorized to request JFM to take corrective actions with respect to any illegal or other inappropriate activities.

The following diagram summarizes the governance structure of JFM:
Corporate Governance System

*	Three associations of local governments are National Governors’ Association, Japan Association of City Mayors and National Association of Towns and Villages.

Loan Operations
JFM’s loan operations can be broadly divided into general loans and entrusted loans. General loans are loans to local governments. Entrusted loans are loans from funds entrusted to JFM by The Japan Finance Corporation (“JFC”), a governmental financial institution, which are used for on-lending to local governments for financing maintenance of public forests and improvements of pastures.
The following tables give details of the loans extended by the Predecessor and JFM during each of the four years in the period ended March 31, 2008 and six months ended September 30, 2008, March 31, 2009 and September 30, 2009.
Loans Extended

	The Predecessor										JFM
	Years ended March 31,								Six months ended
	2005		2006		2007		2008		September 30, 2008		March 31, 2009		September 30, 2009
	(in billions)
General Loans And Loans To Local Public Corporations
Community facilities
Water supply	¥231	14.0%	¥186	13.3%	¥164	13.4%	¥156	13.9%	¥20	3.1%	¥131	27.6%	¥21	5.8%
Gas supply	3	0.2	1	0.1	1	0.1	1	0.1	0	0.0	1	0.2	0	0.0
Sewerage	576	35.0	497	35.5	446	36.6	437	38.8	265	41.9	193	40.6	202	56.6
Public housing	34	2.1	28	2.0	24	2.0	16	1.5	14	2.2	3	0.5	14	3.9
High school construction(1)	6	0.4	4	0.3	6	0.5	2	0.2	2	0.3	0	0.0	8	2.1
Improvement of rivers and other waterways(1)	19	1.1	5	0.4	6	0.5	7	0.6	5	0.7	1	0.1
Hospitals	97	5.9	74	5.3	57	4.7	50	4.5	4	0.6	64	13.5	3	0.7
Elderly care	5	0.3	7	0.5	4	0.3	3	0.2	1	0.1	1	0.2	0	0.1

	971	59.0	802	57.3	708	58.0	672	59.7	311	48.9	394	82.7	248	69.2

Road construction and transportation facilities
Transportation (excluding subways)	6	0.4	5	0.4	10	0.8	9	0.8	0	0.0	2	0.5	0	0.0
Subways	134	8.1	97	6.9	64	5.2	53	4.7	1	0.1	48	10.1	3	0.9
Local road construction	368	22.4	261	18.6	209	17.1	166	14.8	118	18.6	18	3.8	100	28.1
Toll roads and parking facilities	2	0.1	4	0.3	2	0.1	1	0.1	1	0.2	0	0.0	0	0.0
Recreation facilities	1	0.1	0	0.0	0	0.0	0	0.0	0	0.0	0	0.0	0	0.1

	511	31.1	367	26.1	285	23.3	229	20.4	120	18.9	68	14.4	103	29.1

Industry and distribution-related facilities
Industrial water supply	11	0.7	8	0.5	7	0.5	8	0.8	0	0.0	12	2.5	0	0.1
Electricity supply	1	0.1	1	0.1	1	0.1	1	0.1	0	0.0	0	0.1	0	0.1
Port facilities	13	0.8	8	0.6	6	0.5	5	0.4	3	0.5	1	0.2	3	1.0
Regional development	1	0.1	—	—	1	0.1	—	—	—	_—	—	—	—	—
Industrial waste disposal	5	0.3	4	0.3	4	0.3	0	0.0	0	0.0	0	0.0	0	0.0
Markets	6	0.3	7	0.5	4	0.4	4	0.3	1	0.1	1	0.1	1	0.4
Slaughterhouse	1	0.1	1	0.1	0	0.0	0	0.0	0	0.0	0	0.0	0	0.0

	38	2.4	29	2.0	23	1.8	18	1.6	4	0.6	14	2.9	4	1.6

Others
Regional revitalization projects	—	—	—	—	—	—	—	—	—	—	—	—	0	0.0
Disaster prevention projects	—	—	—	—	—	—	—	—	—	—	—	—	0	0.0
Special municipal merger projects	—	—	—	—	—	—	—	—	—	—	—	—	0	0.0
Extraordinary financial countermeasures funding	—	—	—	—	—	—	—	—	—	—	—	—	0	0.0
Refinance loans	110	6.7	200	14.3	200	16.4	200	17.8	199	31.4	0	0.0	0	0.0

General Loans (subtotal)	1,630	99.2	1,398	99.7	1,216	99.6	1,120	99.4	633	100.0	475	100.0	357	100.0

Local toll road public corporations	14	0.8	5	0.3	5	0.4	6	0.6	0	0.0	—	—	—	—
Local land development public corporations	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Loans to local public corporations (subtotal)	14	0.8	5	0.3	5	0.4	6	0.6	0	0.0	—	—	—	—

Total	¥1,644	100.0%	¥1,402	100.0%	¥1,221	100.0%	¥1,126	100.0%	¥633	100.0%	¥475	100.0%	¥357	100.0%

Entrusted Loans
Forests	¥42	98.7%	¥16	98.2%	¥13	98.4%	¥13	98.3%	¥4	96.3%	—	—	—	—
Pastures	1	1.3	0	1.8	0	1.6	0	1.7	0	3.7	—	—	—	—

Total	¥43	100.0%	¥17	100.0%	¥13	100.0%	¥13	100.0%	¥4	100.0%	—	—	—	—

______________
Note (1) Accounts consolidated since June 1, 2009

Loans Outstanding

	The Predecessor										JFM
	As of March 31,								As of September 30,		As of March 31,		As of September 30,
	2005		2006		2007		2008		2008		2009		2009
	(in billions)
General Loans And Loans To Local Public Corporations
Community facilities
Water supply	¥5,077	20.3%	¥4,974	20.1%	¥4,848	20.0%	¥4,600	19.8%	¥4,313	19.2%	¥4,326	19.5%	¥4,225	19.3%
Gas supply	76	0.3	70	0.3	63	0.3	56	0.2	51	0.2	48	0.2	44	0.2
Sewerage	9,741	38.9	9,779	39.5	9,736	40.1	9,423	40.6	9,240	41.2	9,199	41.4	9,160	41.9
Public housing	858	3.4	820	3.3	777	3.2	719	3.1	691	3.1	663	3.0	646	3.0
High school construction	115	0.5	110	0.4	107	0.4	98	0.4	96	0.4	91	0.4	90	0.4
Improvement of rivers and other waterways	355	1.4	330	1.3	308	1.3	284	1.2	273	1.2	260	1.2	251	1.1
Hospitals	406	1.6	457	1.8	484	2.0	503	2.2	492	2.2	541	2.4	527	2.4
Elderly care	15	0.1	21	0.1	24	0.1	26	0.1	26	0.1	26	0.1	26	0.1

	16,643	66.5	16,561	66.9	16,347	67.4	15,709	67.6	15,182	67.6	15,154	68.2	14,969	68.4

Road construction and transportation facilities
Transportation (excluding subways)	24	0.1	25	0.1	29	0.1	32	0.1	28	0.1	27	0.1	23	0.1
Subways	1,613	6.5	1,622	6.5	1,599	6.6	1,558	6.7	1,477	6.6	1,481	6.7	1,440	6.6
Local road construction	5,434	21.7	5,330	21.5	5,153	21.2	4,900	21.1	4,793	21.4	4,615	20.8	4,514	20.7
Toll roads and parking facilities	146	0.6	136	0.5	126	0.5	114	0.5	109	0.5	103	0.5	97	0.4
Recreation facilities	23	0.1	20	0.1	17	0.1	11	0.0	10	0.0	9	0.0	8	0.0

	7,240	28.9	7,133	28.8	6,924	28.5	6,615	28.5	6,418	28.6	6,235	28.1	6,082	27.8

Industry and distribution-related facilities
Industrial water supply	383	1.5	357	1.4	328	1.4	308	1.3	280	1.3	281	1.3	270	1.2
Electricity supply	110	0.5	102	0.4	93	0.4	84	0.4	80	0.4	76	0.4	72	0.3
Port facilities	135	0.5	133	0.5	129	0.5	123	0.5	120	0.5	115	0.5	113	0.5
Regional development	143	0.6	122	0.5	104	0.4	68	0.3	67	0.3	56	0.3	56	0.3
Industrial waste disposal	6	0.0	10	0.0	14	0.1	14	0.1	13	0.0	12	0.0	12	0.1
Markets	120	0.5	117	0.5	112	0.5	106	0.5	102	0.5	97	0.4	94	0.4
Slaughterhouse	8	0.0	8	0.0	8	0.0	7	0.0	7	0.0	7	0.0	7	0.0

	905	3.6	849	3.4	788	3.2	710	3.1	669	3.0	644	2.9	624	2.8

General Loans (subtotal)	24,788	99.1	24,543	99.1	24,059	99.1	23,033	99.2	22,270	99.2	22,036	99.2	21,675	99.2

Local toll road public corporations	235	0.9	222	0.9	209	0.9	197	0.8	188	0.8	179	0.8	170	0.8
Local land development public corporations	1	0.0	—	—	—	—	—	—	—	—	—	—	—	—

Loans to local public corporations (subtotal)	236	0.9	222	0.9	209	0.9	197	0.8	188	0.8	179	0.8	170	0.8

Total	¥25,024	100.0%	¥24,765	100.0%	¥24,268	100.0%	¥23,230	100.0%	¥22,459	100.0%	¥22,215	100.0%	¥21,845	100.0%

Entrusted Loans
Forests	¥373	92.0%	¥365	92.3%	¥358	92.6%	¥351	93.0%	¥348	93.5%	¥344	93.4%	¥341	93.9%
Pastures	32	8.0	30	7.7	28	7.4	26	7.0	24	6.5	24	6.6	22	6.1

Total	¥405	100.0%	¥395	100.0%	¥386	100.0%	¥377	100.0%	¥372	100.0%	¥369	100.0%	¥364	100.0%

Loan Terms
The terms and conditions applicable to JFM’s loans other than entrusted loans are determined by JFM in accordance with the costs of funds procured by JFM. The terms and conditions of entrusted loans are determined by JFC.
Interest Rates
Loan interest rates consist of three types: standard interest rate; special interest rate; and extra-special interest rate.
Standard Interest Rate. The standard interest rate represents the rate at which the discounted present value of cash flows of the fund raised by JFM to make loans equals the discounted present value of cash flows generated by those loans with their respective terms to maturity, grace periods and repayment methods.

Special Interest Rate. The special interest rate is set at a discount on the standard rate (0.3% below standard rate) for projects that are particularly important to the livelihood of residents.
Extra-Special Interest Rate. The extra-special interest rate is set at a further discount on the standard rate (0.35% below standard rate) for special projects of great urgency and necessity to respond appropriately to the issues of the regional community.
The trend of loan interest rates for fiscal year 2008 and the six months ended September 30, 2009 is shown below. During this period, extra-special interest rates were at the same level as the rates of the Fiscal Loan Fund provided by the national government.

Month/Year	October ’08	November ’08	December ’08	January ’09	February ’09	March ’09
Interest Rate Reset Date	Oct.28	Nov.20	Dec.17	Jan.22	Feb.19	Mar.19
Standard Interest Rate	2.25%	2.35%	2.30%	2.05%	2.10%	→
Special Interest Rate	2.10%	→	2.00%	1.80%	1.90%	→
Extra-Special Interest Rate	→	→	2.00%	1.80%	1.90%	→
Interest Rate of Fiscal Loan Fund	→	→	2.00%	1.80%	1.90%	→

Month/Year	April ’09	May ’09	June ’09	July ’09	August ’09	September ’09
Interest Rate Reset Date	Apr 20	May 25	Jun 17	Jul 21	Aug 19	Sep 17
Standard Interest Rate	2.20	2.20	2.25	2.05	2.20	2.10
Special Interest Rate	2.00	2.10	2.20	2.00	2.10	2.00
Extra-Special Interest Rate	2.00	2.10	2.20	2.00	2.10	2.00
Interest Rate of Fiscal Loan Fund	2.00	2.10	2.20	2.00	2.10	2.00

*
The figures for October 2008 through May 2009 are fixed interest rates for loans with 28-year maturity and 5-year grace period. The figures for June 2009 through September 2009 are fixed interest rates for loans with 30-year maturity and 5-year grace period. The interest rates of the Fiscal Loan Fund are based on the same conditions.

Maturities
The loan maturity, which is set according to the purpose of the loan, was previously 28 years at the maximum (25 years on average). As a result of the review of the loan maturity for each purpose, which was conducted at the time of the reorganization of JFM (see “Recent Developments – Reorganization from Japan Finance Organization for Municipal Enterprises to Japan Finance Organization for Municipalities”), the maximum term to maturity was set at 30 years for fiscal 2009 loans with consent (approval). The new loan maturities for major purposes are shown below.

	Loans with Consent (Approval)				Loans with Consent (Approval)
	up to Fiscal 2008				from Fiscal 2009
			Adjustable Interest				Adjustable Interest
	Fixed Interest Rate		Rate*		Fixed Interest Rate		Rate*
Loan Purpose		Grace		Grace		Grace		Grace
by Project	Maturity	Period	Maturity	Period	Maturity	Period	Maturity	Period
Public Housing	20	5	20	5	25	5	25	5
Water supply	28	5	28	5	30	5	30	5
Transportation	28	5	28	5	30	5	30	5
Hospitals	28	5	28	5	30	5	30	5
Sewerage	28	5	28	5	30	5	30	5
Industrial Water Supply	25	5	25	5	30	5	30	5
Electricity Supply	25	5	28	5	30	5	30	5
Gas Supply	20	3	20	3	25	5	25	5
Port Facilities	18	5	28	5	20	5	30	5
Markets	20	5	20	5	25	5	25	5
Slaughterhouses	18	3	18	3	20	5	20	5

(*	Note: Reviewed every 10 years)

The following table sets forth information concerning the maturities of JFM’s outstanding loans as of March 31, 2009.
Loans Outstanding by Maturity

	(in millions)
5 years or less	¥1,304,232	5.9%
More than 5 years to 10 years	3,613,489	16.2%
More than 10 years to 20 years	11,097,149	50.0%
More than 20 years	6,200,418	27.9%

Total	¥22,215,288	100.0%

Funds Available for Lending
The following table gives details of the Predecessor’s and JFM’s funds available for lending for the past four fiscal years in the period ended March 31, 2008 and for six months ended September 30, 2008, March 31, 2009 and September 30, 2009 (other than funds entrusted by JFC).

	The Predecessor					JFM
	Years ended March 31,				Six months ended
					September 30,	March 31,	September 30,
	2005	2006	2007	2008	2008	2009	2009
	(in billions)
Cash and deposits at the beginning of the year	¥716	¥666	¥721	¥768	¥1,122	¥17	¥1,130
Government guaranteed bonds (domestic)	1,130	951	739	650	220	720	419
Government guaranteed bonds (foreign)	122	128	120	119	75	0	0
Non-guaranteed public offering bonds (domestic)	400	399	360	370	150	160	322
Non-guaranteed private placement bonds	408	335	334	255	127	0	150
Contributions of the proceeds from public races	11	9	11	14	2	(10)	0
Proceeds from collection of loans	1,508	1,663	1,716	2,164	1,405	719	727
Other	825	780	734	693	315	1,715	282

Subtotal	¥5,120	¥4,932	¥4,734	¥5,032	¥3,416	¥3,320	¥3,030
Bonds redeemed and other outflows	2,810	2,806	2,748	2,783	1,358	1,397	1,257

Funds available for lending	2,310	2,126	1,986	2,249	2,058	1,605	1,774
Total loan funds	¥1,644	¥1,405	¥1,218	¥1,126	¥633	¥475	¥357

Cash and deposits at the end of the year	666	721	768	1,122	1,425	1,130	1,417

JFM raises funds for its loan operations mainly by issuing non-guaranteed bonds to capital markets. JFM is permitted to issue Japanese government-guaranteed bonds to refinance previously-issued Japanese government-guaranteed bonds (including those issued by the Predecessor). The national government draws up a plan for its Fiscal Investment and Loan Program (Zaito plan) each year. The annual Zaito plan, which is subject to approval by the Diet, determines the allocation of funds and extent of government guarantees for institutions like JFM.
Contributions of the proceeds from horse, bicycle, motorcycle and boat races, operated exclusively by local governments, are forwarded to JFM in accordance with the Local Finance Law. The contributions are accumulated in a separate account (Fund for Improvement of Operations of Municipalities) and monies transferred from returns from the management of the Fund to the accounts are applied to contribute to the reduction of interest rates on loans to local governments.
Risk Management
JFM established the Integrated Risk Management Committee as part of its efforts to identify and formulate appropriate responses to the various risks JFM must deal with in the course of operations, including interest rate risk. In addition, JFM is promoting more advanced analytical procedures for its asset and liability management.

Credit Risk
Credit risk is the risk of loss arising from a credit event, such as deterioration in the financial condition of a borrower, that causes an asset to lose value or become worthless. In addition to credit risk associated with loans, market transactions also involve credit risk.
Credit Risk for Loans. JFM makes loans exclusively to local governments. There have been no default on loans made to local governments for the reasons outlined below. JFM and the Predecessor have never experienced any loan losses.
The national government includes local government debt servicing costs in the expenditure of the Local Government Finance Program, and secures the total amount of local allocation tax which balances local governments’ total expenditures including debt servicing costs and total revenue. Thus, the national government effectively secures revenue sources for principal and interest payments for local governments. The national government also secures revenue sources for debt service for individual local governments by including a portion of local government debt servicing costs in the Standard Financial Needs when calculating local allocation tax.
Under the consultation system for local government bonds and loans, credit reviews must include checks on situations of local government debt servicing, and tax revenue and necessary revenue sources to be secured. Additionally, under the Early Warning System, the local governments whose debt servicing costs and financial deficits exceed a certain level must apply for approval to issue bonds or obtain loans, so that the credit standing of local government bonds and loans is maintained.
Under the Law Relating to the Financial Soundness of Local Governments, which was promulgated in June 2007, local governments whose fiscal indicators exceed the early warning limits must make their own efforts toward achieving fiscal soundness, and local governments whose fiscal indicators exceed the reconstruction limits must take necessary actions to restore their finances under the oversight of the national government with regard to redemption of local government bonds and loans, and other operations.
As of September 30, 2009, JFM’s total outstanding loans stood at ¥21,845.1 billion. The amount of outstanding loans made to local government road corporations by the former JFM was ¥179.4 billion, which accounted for slightly less than 1% of the total loans.
JFM is not subject to Japan’s Banking Law or Financial Reconstruction Law, but performs self-assessment of loans made to local government road corporations in accordance with the “Financial Inspection Manual” of the Financial Services Agency of Japan. All of these loans have been classified as normal assets based on the self-assessment.
The amount of loans made to local governments whose fiscal indicators exceeded the early warning limits or the reconstruction limits accounted for slightly more than 1% of the total loans.
Credit Risk Associated with Market Transactions. JFM is exposed to the risk of loss arising from a credit event, such as deterioration in the financial condition of a counter-party, which causes an asset to lose value or become worthless. However, JFM appropriately manages credit risk of this type by constantly monitoring counter-parties’ financial standing and limiting them to financial institutions that meet the credit rating and other criteria.
Market Risk
Market risk is the risk of loss resulting from changes in the value of assets and liabilities due to fluctuations in risk factors such as interest rates, securities prices and foreign exchange rates, or the risk of loss resulting from changes in earnings generated from assets and liabilities. Market risk includes interest rate risk, foreign exchange risk, inflation risk and price change risk.
Interest Rate Risk. Interest rate risk is the risk of loss resulting from fluctuations in interest rates. More specifically, it is the risk of losses incurred or decrease in profits, which would arise from fluctuations in interest rates when there is an interest rate or maturity gap between assets and liabilities.

JFM makes loans to local governments. The maximum term to maturity is 30 years, and the average maturity about 25 years. On the other hand, the majority of the funds for these loans is raised mainly through issuance of 10-year bonds, which creates interest rate risk associated with bond refinance.
JFM takes the following measures to address the interest rate risk resulting from a duration gap between lending and fund-raising.
•
JFM maintains necessary reserves for interest rate volatility to cope with the interest rate risk resulting from a duration gap between lending and fund-raising. The amount of the above reserves stood at ¥3,294.7 billion at the end of March 2009.

•
As assets and liabilities in JFM’s General account are expected to expand, JFM carries out an ALM analysis of this account in a timely and appropriate manner to further enhance the effectiveness of its management of interest rate risk. JFM also endeavors to reduce its exposure to interest rate risk by setting the following medium-term management target (by the end of fiscal year 2013), by continuously issuing longer-term bonds with maturities exceeding 10 years, and by utilizing interest rate swaps.

(1)
Keep the “outlier ratio” below approximately 20%. “Outlier ratio” is the ratio of “decline in economic value” as a result of interest rate shocks to net assets including reserves for interest rate volatility. “Decline in economic value” is the decline of present value after interest rate shocks (an upward and downward 200-basis point parallel shift of the yield curve).

(2)	Keep a duration gap below approximately 2 years.
Foreign Exchange and Other Risks. Various risks associated with bond principal and interest payments are hedged by swap transactions. These risks include foreign exchange risk related to foreign currency-denominated bonds, interest rate risk related to floating rate notes, and risk of fluctuations in the amounts of principal and interest of inflation-indexed bonds.
JFM’s policy for investing surplus funds gives priority to short-term financial products with stable returns, such as Treasury Bills, which creates little price change risk. Additionally, foreign exchange risk related to foreign currency-denominated bank deposits is hedged by foreign exchange contracts.
Liquidity Risk
Liquidity risk is the risk that JFM will incur losses because it finds it difficult to secure the necessary funds or is forced to obtain funds at far higher interest rates than under normal conditions due to a mismatch between the maturities of assets and liabilities or an unexpected outflow of funds (funding-liquidity risk). It also includes the risk that JFM will incur losses because it is unable to conduct market transactions or is forced to conduct transactions at far more unfavorable prices than under normal conditions due to market disruption or other difficult situations (market-liquidity risk).

JFM’s exposure to liquidity risk is extremely low because loans are made to local governments according to a pre-set schedule, and the daily cash and liquidity management is carried out based on a quarterly plan for fund management. Moreover, JFM has entered into overdraft agreements with several financial institutions to prepare for the unexpected, and invests surplus funds only in short-term financial products.
Operational Risk
Operational risk is the risk of loss resulting from inadequate operation processes, inadequate activities by management and staff, and inadequate computer systems, or from external events.
Administrative Risk. Administrative risk is the risk of loss resulting from the neglect by management and staff to properly conduct administrative work, accidents caused by them and violation of laws conducted by them in the course of the administrative work process.
JFM endeavors to mitigate its exposure to administrative risk by preparing operational manuals, holding educational seminars and reducing operational workload through systematization.
Systems Risk. Systems risk is the risk that the confidentiality, integrity and availability of information assets will be impaired as a result of computer system inadequacies or the fraudulent use of computer systems.
JFM has established and implemented the “Systems Risk Management Policy” and the “Systems Risk Management Standard” to appropriately manage systems risk and ensure smooth business operations.
JFM has also prepared the “Contingency Plan” to minimize the scope of losses and the impact on operations and restore normal operations promptly and efficiently in the event that computer systems break down or cannot be used due to unexpected accidents, disasters or malfunctions.
Other Risks. In addition to the aforementioned risks, JFM appropriately identifies and addresses other risks, such as legal risk, personnel risk, physical asset risk and reputation risk.

MANAGEMENT
JFM is managed by the President and Chief Executive Officer, one Deputy President and up to three Senior Executive Directors. In addition, it has two Corporate Auditors. The President and Chief Executive Officer and the Corporate Auditors are appointed by the Representative Board. The Deputy President and the Senior Executive Directors are appointed by the President and Chief Executive Officer with the approval of the Representative Board. When the Representative Board or the President and Chief Executive Officer has appointed an officer, JFM is required to notify the officer’s name and address to the Minister for Internal Affairs and Communications.
The President and Chief Executive Officer has the authority to manage all operations and holds the right of final decision and representation on all matters related to JFM. The Deputy President and Senior Executive Directors assist the President and Chief Executive Officer in the performance of his duties.
The Corporate Auditors are responsible for auditing the accounts of JFM, and may, at their discretion, submit reports to the Representative Board, the President and Chief Executive Officer and the Ministers of Internal Affairs and Communications.
The officers of JFM as of the date of this Exhibit are as follows:

President and Chief Executive Officer	Yuji Watanabe

Deputy President	Masamichi Fukunaga

Senior Executive Directors	Takeji Takei
Senior Executive Director (in charge of overall coordination, Corporate Planning Department, Administration Department and Loan Department)
Yoji Ninomiya
Senior Executive Director (in charge of Finance Department)
Takao Kodama
Senior Executive Director (part-time)

Corporate Auditors	Shuichi Kadowaki Nadamu Takata (part-time)

DEBT RECORD
There has been no default of interest or principal on any obligation of JFM or the Predecessor.
FINANCIAL STATEMENTS OF THE PREDECESSOR
Set forth below are the Predecessor’s unaudited financial statements for the six months ended September 30, 2008. The Predecessor’s financial statements below were prepared in accordance with the Japan Finance Corporation for Municipal Enterprises Law and the Law Concerning the Budget and Settlement of Accounts of Public Corporations and the regulations thereunder, as well as with accounting principles and procedures generally followed by governmental financial institutions in Japan.
Statements of Income
Set forth below are the Predecessor’s unaudited financial statements for the six months ended September 30, 2008. The following statements of income should be read in conjunction with the other financial statements and “Notes to Financial Statements” included in this Annual Report.

Six months ended
September, 30
2008
(in millions)
Revenues
Interest on loans
Interest on long-term loans	¥309,721
Interest on loans in process	—
Interest on short-term loans	—

309,721

Fees for entrusted loans	119
Interest on deposits	1,871
Profit on securities sold	139
Miscellaneous income	306
Transfer from fund for the improvement of operations of municipal enterprises	—
Gains on sales of fixed assets	—
Reversal of reserves for reduced interest loans	15,549

Total revenues	¥327,704

Expenses
Interest on bonds	158,055
Interest on short-term borrowing	—
Miscellaneous interest payments	172
Office expenses	1,179
Bond-issue costs	204
Depreciation	30
Amortization of deferred bond expenses	1,544
Miscellaneous losses	1
Loss on disposal of fixed assets	—
Provision for fund for the improvement of operations of municipal enterprises	1,296
Loss of bond redemption	—
Provision for reserves for reduced interest loans	2,075
Provision for reserves for loss on refinance of bonds	—

Net income	163,148
Total expenses	¥327,704

Balance Sheet

Six months ended
September, 30
2008
(in millions)
Assets
Long-term loans	¥22,458,657
Entrusted loans	372,301
Cash and deposits	1,424,899
Securities	—
Accrued income	15,718
Fixed assets	2,410

Total assets	¥24,273,985

Liabilities and Capital
Bonds	19,352,644
Entrusted funds	105
Obligations for entrusted loans	372,301
Accrued expenses	14,335
Deferred income	1,291
Other payables	4
Fund for the improvement of operations of municipal enterprises	903,355
Reserves for reduced interest loans	136,767
Reserves for loss on refinance of bonds	2,955,650
Capital	16,600
Surplus reserve	357,786
Net income	163,148

Total liabilities and capital	¥24,273,985

See “Notes to Financial Statements”.

Notes to Financial Statements
The following notes to the financial statements include information which is not required under accounting principles and procedures generally followed by governmental financial institutions in Japan but is presented herein as additional information.
1. Summary of Significant Accounting Policies:
Basis of presentation
Pursuant to the Japan Finance Corporation for Municipal Enterprises Law and the Law Concerning the Budget and Settlement of Accounts of Public Corporations, the Predecessor prepares annual financial statements and fiscal year-end results for each fiscal year.
The financial statements are submitted to the Minister of Finance for approval through the designated government ministers. The Predecessor’s fiscal year-end results are submitted to the Minister of Finance without delay through the designated government ministers once the Minister of Finance has approved the financial statements.
Once the financial statements and the fiscal year-end results have been submitted to the Cabinet, they are submitted to the Board of Audit, a supervisory body established under the Constitution of Japan. The fiscal year-end results are then inspected by the Board of Audit and submitted by the Cabinet together with the financial statements to the Diet.
The financial statements and fiscal year-end results are prepared in accordance with accounting principles and procedures generally followed by governmental financial institutions in Japan.
Securities
Securities are stated at cost. Earnings from securities are recorded on a cash basis. The effect of the departure from the accrual basis is immaterial.
Method of Depreciation
The straight-line method is applied based on the standards laid out by the Corporation Tax Law. The cumulative depreciation amount for fixed assets as of September 30, 2008 is ¥ 567,357,282.
Criteria for Appropriation of Reserves
Reserves for Reduced Interest Loans
Among projects financed by loans, the Predecessor provides loans at the Special Rate or the Temporary Special Rate that is lower than the Standard Rate and is applied to projects closely related to residents’ lives and welfare.
To cover losses that arise from providing funds at reduced interest rates, the Predecessor sets aside Reserves for Reduced Interest Loans in the amount calculated in accordance with the relevant ministry ordinance. This amount is basically a portion of the interest that is reduced for the reduced-interest loan and is added to the reserve during the fiscal year in which the loan is made.

Notes to Financial Statements — (Continued)
Reserves for Loss on Refinance of Bonds
The Predecessor makes loans mainly to local governments at a fixed rate of interest with maturities of up to 28 years. Most of the funding for such loans comes from the issuance of bonds, consisting mainly of bonds with 10 years’ maturity. As a result of this type of funding, any loans having maturities in excess of 10 years will expose the Predecessor to interest rate risks associated with the refinance of 10-year bonds. In the event that any profits, determined in accordance with methods of computation provided by the designated government ministers, are made in a fiscal year as a result of the refinance of the Predecessor’s outstanding bonds, the Predecessor sets aside as Reserves for Loss on Refinance of Bonds for that fiscal year an amount determined by the Predecessor with the consent of the designated government ministers provided that the total amount of the Reserve for Loss on Refinance of Bonds for the related fiscal year is no greater than a maximum of 12.5% of the aggregate amount at the end of the related fiscal year of loans made by the Predecessor to local governments and subscriptions by the Predecessor for local loans.
Other Material Factors in Preparing Financial Statements:
Consumption tax
Income and expense subject to consumption tax include related consumption taxes paid or received.
Deferred accounts
Amortization methods of deferred accounts are as follows:
Expenses for bond issues

Amortized based on ministry ordinances designated by the Minister of Finance in accordance with laws and regulations.
Loans
There are no loans which are past due for six months or more.
2. Translation of foreign currencies
All of the Predecessor’s foreign currency bonds are covered by currency swaps or long-term forward exchange contracts. The discount on forward exchange contracts has been recorded in deferred income and amortized over the period of related bonds. The amortized deduction income is recorded as a deduction of interest on bonds each fiscal year.
3. Entrusted loans
Entrusted loans are loans from funds entrusted by the Agriculture, Forestry and Fisheries Finance Corporation (a governmental financial institution) to the Predecessor, which are used for secondary lending to local governments for financing maintenance of public forests and improvements of pastures. Loans made and collected are for the account of such corporation. While the amounts of such entrusted funds are recorded as a liability of the Predecessor, with the loans made from such funds correspondingly recorded as an asset of the Predecessor, the financial statements of the Predecessor do not reflect interest received on such funds or the costs associated with such funds, except lending-management fees received from the entrustor.
4. Fund for the Improvement of Operations of Municipal Enterprises
This Fund is accounted for separately from the accounts of the Predecessor. Contributions of the proceeds from public races, together with interest on investments, accumulate in the Fund. Monies are transferred from returns from the management of the Fund to the accounts of the Predecessor to contribute to the reduction of interest rates on loans to local governments.

Notes to Financial Statements — (Continued)
5. Reserves for Possible Loan Losses
The Predecessor has never experienced any loan losses. Accordingly, no reserves for loan losses have been maintained.
6. Appropriation of Profits
The Predecessor is exempted from income tax on its earnings under Japan’s Corporate Tax law.
7. Bonds Issued and Outstanding
The Predecessor bonds issued, as of September 30, 2008, including bonds due within one year, consisted of the following:

September 30,
2008
(in millions)
Government guaranteed bonds (domestic)	¥12,069,650
Non-guaranteed private placement bonds	3,865,071
Non-guaranteed public offering bonds	2,298,698

Government guaranteed bonds (foreign-DM)	0
Government guaranteed bonds (foreign-U.S. dollar)	444,599
Government guaranteed bonds (foreign-£)	27,585
Government guaranteed bonds (foreign-Euro)	122,040
Government guaranteed bonds (non-domestic Yen)	525,000

Total	¥19,352,643

The aggregate annual maturities of bonds outstanding, including bonds due within one year, as of March 31, 2008 were as follows:

Years ended March 31,	Domestic	Foreign	Total
	(in millions)
2009	2,401,576	38,196	2,439,772
2010	2,307,173	78,319	2,385,492
2011	2,124,870	116,780	2,241,650
2012	1,976,130	200,000	2,176,130
2013	1,730,560	—	1,730,560
Thereafter	8,353,390	649,125	9,002,515
8. Capital
In accordance with the provisions of the Japan Finance Corporation for Municipal Enterprises Law, all of the capital of JFM has been contributed in cash by the central government. The cumulative capital contribution as of September 30, 2008 was ¥16,600 million.

FINANCIAL STATEMENTS OF JFM
Set forth below are JFM’s audited financial statements for its first fiscal period (ended March 31, 2009) and unaudited financial statements for the six months ended September 30, 2009.

Audited Financial Statements of JFM for the fiscal period ended March 31, 2009
Report of Independent Auditors
To the President of Japan Finance Organization for Municipalities
We have audited the accompanying balance sheet of Japan Finance Organization for Municipal Enterprises as of March 31, 2009, and the related statements of operations, changes in net assets, appropriation of profit and cash flows for the year then ended, all expressed in yen. These financial statements are the responsibility of the President. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Japan Finance Organization for Municipal Enterprises at March 31, 2009, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in Japan (refer to Note 1 of the Notes to Financial Statements).
The U.S. dollar amounts in the accompanying financial statements with respect to the year ended March 31, 2009 are presented solely for convenience. Our audit also included the translation of yen amounts into U.S. dollar amounts and, in our opinion, such translation has been made on the basis described in Note 1.
/s/ Ernst & Young ShinNihon LLC
June 5, 2009

Balance Sheet (As of March 31, 2009)
(Millions of Yen) (Thousands of US dollars)

Item	Amount
Assets
Loans (Note 3)	¥22,215,288	$225,535,921
Securities (Note 15)	874,832	8,881,550
Cash and bank deposits	255,591	2,594,836
Other assets	20,051	203,570
Tangible fixed assets (Note 4)	3,010	30,560
Intangible fixed assets (Note 4)	842	8,558

Total assets	¥23,369,616	$237,254,995

Liabilities
Bonds (Note 5 and 6)	¥18,978,163	$192,671,714
Other liabilities	19,756	200,578
Reserve for bonuses (Note 7)	47	485
Reserve for directors’ bonuses (Note 7)	7	81
Reserve for retirement benefits (Note 7 and 10)	202	2,058
Reserve for retirement benefits for directors and corporate auditors (Note 7)	51	519
Fund for improvement of operations of municipal enterprises	894,675	9,083,004
Basic fund for improvement of operations of municipal enterprises (Note 9)	892,875	9,064,728
Additional fund for improvement of operations of municipal enterprises (Note 9)	1,800	18,276
Reserve under special laws	3,423,622	34,757,593
Reserve for interest rate volatility (Note 8)	220,000	2,233,503
Management account reserve for interest rate volatility (Note 8)	3,074,728	31,215,519
Reserve for interest rate reduction	128,894	1,308,571

Total liabilities	23,316,529	236,716,032

Net Assets
Capital	16,602	168,549
Retained earnings	1,295	13,153
General account surplus reserve	1,295	13,153
Management account surplus reserve	35,190	357,261

Total net assets	53,087	538,963

Total liabilities and net assets	¥23,369,616	$237,254,995

Statement of Income (From August 1, 2008 through March 31, 2009)
(Millions of Yen) (Thousands of US dollars)

Item	Amount
Income	¥291,330	$2,957,666
Interest income	291,288	2,957,240
Fees and commissions	33	342
Other income	8	84

Expenses	160,632	1,630,790
Interest expenses	155,235	1,575,992
Fees and commissions	134	1,366
Other operating expenses	2,233	22,673
General and administrative expenses	1,203	12,218
Other expenses	1,826	18,541
Transfer to fund for improvement of operations of municipal enterprises (Note 9)	1,800	18,276
Others	26	265

Ordinary income	130,697	1,326,876

Special gains	307,872	3,125,611
Reversal of management account reserve for interest rate volatility (Note 8)	300,000	3,045,685
Reversal of reserve for interest rate reduction	7,872	79,926

Special losses	418,144	4,245,125
Provision for management account reserve for interest rate volatility (Note 8)	118,144	1,199,440
Payment to national treasury (Note 8)	300,000	3,045,685

Net income	¥20,425	$207,362

Appropriation of Profit [General Account] (March 31, 2009)
(Millions of Yen)

I Profit to be appropriated			1,295
Net income		1,295
Accumulated deficit brought down	—
II Profit appropriated
Surplus reserve		1,295	1,295
(Thousands of US dollars)

I Profit to be appropriated			13,153
Net income		13,153
Accumulated deficit brought down	—
II Profit appropriated
Surplus reserve		13,153	13,153

Notes:	1.	Profit was appropriated at the end of this fiscal year in accordance with the provisions of Article 39, Section 1 of the Japan Finance Organization for Municipal Enterprises Law (Law No. 64, 2007).

	2.	Surplus reserve appropriated was posted as General account surplus reserve on the Balance Sheet.
Appropriation of Profits [Management Account] (March 31, 2009)
(Millions of Yen)

I Profit to be appropriated			19,129
Net income		19,129
Accumulated deficit brought down	—
II Profit appropriated
Surplus reserve		19,129	19,129
(Thousands of US dollars)

I Profit to be appropriated			194,209
Net income		194,209
Accumulated deficit brought down	—
II Profit appropriated
Surplus reserve		194,209	194,209

Notes:1.
Profit was appropriated at the end of this fiscal year in accordance with the provisions of Article 13, Section 8 of the supplementary provisions of the Japan Finance Organization for Municipal Enterprises Law (Law No. 64, 2007).

2.	Surplus reserve appropriated was posted as Management account surplus reserve on the Balance Sheet.

Statement of Changes in Net Assets (From August 1, 2008 through March 31, 2009)
(Millions of Yen)

	Stockholders’ equity
		Retained earnings		Total	Management
		General account	Total retained	stockholders’	account surplus
	Capital	surplus reserve	earnings	equity	reserve	Total net assets
Balance at end of previous fiscal year	—	—	—	—	—	—
Changes during accounting period
Contribution to capital	16,602	—	—	16,602	—	16,602
Succession to assets and liabilities of Japan Finance Corporation for Municipal Enterprises	—	—	—	—	16,060	16,060
Net income	—	1,295	1,295	1,295	19,129	20,425
Net changes during accounting period	16,602	1,295	1,295	17,897	35,190	53,087

Balance at March 31, 2009	16,602	1,295	1,295	17,897	35,190	53,087

(Thousands of US dollars)

	Stockholders’ equity
		Retained earnings		Total	Management
		General account	Total retained	stockholders’	account surplus
	Capital	surplus reserve	earnings	equity	reserve	Total net assets
Balance at end of previous fiscal year	—	—	—	—	—	—
Changes during accounting period
Contribution to capital	168,549	—	—	168,549	—	168,549
Succession to assets and liabilities of Japan Finance Corporation for Municipal Enterprises	—	—	—	—	163,052	163,052
Net income	—	13,153	13,153	13,153	194,209	207,362
Net changes during accounting period	168,549	13,153	13,153	181,702	357,261	538,963

Balance at March 31, 2009	168,549	13,153	13,153	181,702	357,261	538,963

Statement of Cash Flows (From August 1, 2008 through March 31, 2009)
(Millions of Yen) (Thousands of US dollars)

Item	Amount
I Cash flows from operating activities
Net income	¥20,425	$207,362
Depreciation and amortization	123	1,253
Interest income	(291,288)	(2,957,240)
Interest expenses	155,235	1,575,991
Decrease in reserve for bonuses	(5)	(58)
Increase in reserve for directors’ bonuses	6	71
Increase in reserve for retirement benefits	10	105
Increase in reserve for retirement benefits for directors and corporate auditors	26	269
Increase in fund for improvement of operations of municipal enterprises	1,800	18,276
Increase in management account reserve for interest rate volatility	118,144	1,199,440
Decrease in reserve for interest rate reduction	(7,872)	(79,926)
Net increase/decrease in loans	243,369	2,470,753
Net increase/decrease in bonds	(363,477)	(3,690,123)
Interest received	289,975	2,943,913
Interest paid	(151,043)	(1,533,439)
Others	(40)	(416)

Net cash provided by operating activities	15,388	156,231

II Cash flows from investing activities
Proceeds from redemption of securities	2,895,550	29,396,447
Purchases of securities	(2,422,893)	(24,597,907)
Purchases of intangible fixed assets	(20)	(206)

Net cash provided by investing activities	472,635	4,798,334

III Cash flows from financing activities
Payment to national treasury	(300,000)	(3,045,685)
Refund of contributions made from municipally operated racing	(10,479)	(106,387)
Proceeds from contribution to capital	16,602	168,549
Others (Note 12)	(16,455)	(167,056)

Net cash provided by financing activities	(310,332)	(3,150,579)

IV Effect of exchange rate changes on cash and cash equivalents	—	—

V Net increase in cash and cash equivalents	177,692	1,803,986

VI Cash and cash equivalents at beginning of year	—	—

VII Net increase in cash by succession to assets and liabilities	77,898	790,850

VIII Cash and cash equivalents at end of year	255,591	2,594,836

Notes to Financial Statements
1.	Basis of Presentation
Japan Finance Organization for Municipalities (hereinafter, “JFM”) has prepared financial statements pursuant to the following law and ministerial ordinances:
•
The Japan Finance Organization for Municipal Enterprises Law (Law No. 64, 2007; hereinafter, “Law”), which was subsequently amended by the provisions of Article 5 of the Law on the partial provision of Local Allocation Tax Law (Law No. 10, 2009).

•
The Ministerial Ordinance on Finance and Accounting of Japan Finance Organization for Municipal Enterprises (Ordinance No.87 of the Ministry of Internal Affairs and Communications, 2008), which was subsequently amended in accordance with the provisions of Article 2 of the Ministerial Ordinance on preparation for relevant ministerial ordinances of the Ministry of Internal Affairs and Communications for partial enforcement of the Law on partial revision of the Local Allocation Tax Law (Ordinance No.49 of the Ministry of Internal Affairs and Communications, 2009; hereinafter, “Preparation Ministerial Ordinance”).

•
The Ministerial Ordinance on Finance and Accounting of Japan Finance Organization for Municipalities amended in accordance with the provisions of Article 2 of the Preparation Ministerial Ordinance where applied to the financial statements with respect to the year ended March 31, 2009 in accordance with the supplementary provisions of Article 2, Section 1 of the Preparation Ministerial Ordinance.

Since JFM does not have any subsidiaries or affiliates, it does not prepare consolidated financial statements.
Amounts less than one million yen have been omitted. As a result, the totals in Japanese yen shown in the financial statements do not necessarily agree with the sum of the individual amounts.
The translation of the Japanese yen amounts into U.S. Dollars is included solely for the convenience of readers outside Japan, using the prevailing exchange rate as of March 31, 2009, the final business day of the fiscal year, which was ¥98.50 to US$1.
2.	Significant Accounting Policies
(1)	Securities

As for security valuation, held-to-maturity securities are carried at amortized cost (straight-line method).

(2)	Derivative transactions

Derivative transactions are carried at fair value with changes in unrealized gain or loss charged or credited to operations, except for those which meet the criteria for hedge accounting.

(3)	Depreciation
(a)	Tangible fixed assets

Depreciation of tangible fixed assets is calculated by the straight-line method based on the estimated useul lives and the residual value determined by management. The estimated useful lives of major items are as follows:

Buildings: 20 to 41 years Others: 2 to 19 years

(b)	lntangible fixed assets

Depreciation of intangible fixed assets is calculated by the straight-line method based on the estimated useul lives and the residual value determined by management. Software for internal use owned by JFM is depreciated over 5 years.

(4)	Deferred assets Bond issuance costs are expensed in full when incurred.
(5)
Translation of assets and liabilities denominated in foreign currencies into Japanese yen

Monetary assets and liabilities denominated in foreign currencies, for which foreign currency swaps or foreign exchange forward contracts are used to hedge the foreign currency fluctuation, are translated at the contracted rate as the swap contracts or the forward contracts qualify for deferral hedge accounting.

(6)	Reserves
(a)	Reserve for possible loan losses

JFM has never experienced any loan losses. Accordingly, no reserve for loan losses has been maintained.

(b)	Reserve for bonuses

Reserve for bonuses is provided for payment of bonuses to employees, in the amount of estimated bonuses, which are attributable to the fiscal year.

(c)	Reserve for directors’ bonuses

Reserve for directors’ bonuses is provided for payment of bonuses to directors, in the amount of estimated bonuses, which are attributable to the fiscal year.

(d)	Reserve for retirement benefits

Reserve for retirement benefits is provided for payment of retirement benefits to employees, in the amount deemed accrued at the fiscal year-end, based on the projected retirement benefit obligation and fair value of plan assets at the fiscal year-end.

(e)
Reserve for retirement benefits for directors and corporate auditors

Reserve for retirement benefits for directors and corporate auditors is provided for payment of retirement benefits to directors and corporate auditors, in the amount deemed accrued at the fiscal year-end based on the internal policies.

(7)	Hedge accounting
(a)	Hedge accounting method

If swap contracts or forward contracts used to hedge the foreign currency fluctuation qualify for deferral hedge accounting, foreign currency-denominated assets and liabilities are translated at the contracted rate. Interest rate swaps which qualify for hedge accounting and meet specific matching criteria are not measured at market value, but the differential paid or received under the swap agreements is recognized and included in interest expense or income.

(b)	Hedging instruments and hedged items

(i)	Hedging instrument	Currency swap

	Hedged items	Payment of interest and principle of foreign currency-denominated bonds

(ii)	Hedging instrument	Interest rate swap

	Hedged items	Payment of interest and principle of inflation-indexed bonds, and payment of interest of floating rate bonds

(iii)	Hedging instrument	Foreign exchange forward contract

	Hedged items	Receipt of interest and principal of foreign currency-denominated bank deposits
(c)	Hedging policy

JFM uses hedging instruments as a means of hedging exposure to foreign exchange risk on foreign currency-denominated bonds, and interest rate risk on inflation-indexed bonds and floating rate bonds. The terms and notional amounts of these hedging instruments are set within those of the underlying transactions.

(d)	Assessment of hedge effectiveness

A periodic assessment of hedge effectiveness for currency swaps is omitted since major terms of the hedging instruments and the underlying transactions are the same and the foreign currency fluctuations are therefore expected to be fully hedged at the beginning and throughout the hedging periods.

A periodic assessment of hedge effectiveness for interest rate swaps is omitted when the exceptional accrual method is applied.

(8)	Cash and cash equivalents

Cash and cash equivalents in the Statement of Cash Flows consist of “Cash and bank deposits” on the Balance Sheet.

(9)	Fund for improvement of operations of municipal enterprises

In accordance with the provisions of Article 46, Section 1 of the Law, JFM has established the Fund for improvement of operations of municipal enterprises to reserve contributions as stipulated in Article 32-2 of the Local Finance Law (Law No. 109, 1948). Also, pursuant to the provisions of Article 46, Section 5 of the Law, income arising from the investment of the Fund (hereinafter, “investment income”) is used to reduce interest rates of the loans to municipalities, and if there is any surplus in the investment income after this interest rates reduction process, the surplus amount is added to the Fund. Further, pursuant to the provisions of Article 46, Section 6 of the Law, if there is any shortfall after the interest rates reduction process, the shortfall is covered by withdrawal of the Fund within the limits of the total of the additional portion to the Fund made up to the previous fiscal year and the contributions made in the relative fiscal year.

As for the current fiscal year, JFM refunded the contributions in accordance with the provisions of Article 2, Section 7 of the supplementary provisions of the Enforcement Ordinance of the Local Finance Law (Government Ordinance No. 267, 1948), which was subsequently amended by the Government Ordinance on partial revision of the Enforcement Ordinance of the Local Finance Law (Government Ordinance No. 398, 2007).
(10)	Reserve for interest rate volatility and Management account reserve for interest rate volatility

Reserve for interest rate volatility is set aside to prepare for interest rate risk associated with refinancing of our bonds (excluding the bonds issued by the former Japan Finance Corporation for Municipal Enterprises) pursuant to the provisions of Article 38, Sections 1 and 3 of the Law, and Article 9, Section 8 of the supplementary provisions of the Law, and is calculated and accounted for based on the provisions of Article 34 of the Ministerial Ordinance on Finance and Accounting of Japan Finance Organization for Municipal Enterprises (Ordinance No. 87 of the Ministry of Internal Affairs and Communications, 2008) and Article 22 of the Government Ordinance on preparation of relevant government ordinances and provisional measures for the abolishment of the Japan Finance Corporation for Municipal Enterprises Law (Government Ordinance No. 226, 2008; hereinafter, “Preparation Ordinance”).

Management account reserve for interest rate volatility is set aside to prepare for interest rate risk associated with refinancing of the bonds issued by the former Japan Finance Corporation for Municipal Enterprises pursuant to the provisions of Article 9, Sections 9 and 10, and Article 13, Sections 5 and 7 of the supplementary provisions of the Law, and is calculated and accounted for based on the provisions of Articles 1 through 3 of the Ministerial Ordinance on the operations of the Management Account at Japan Finance Organization for Municipal Enterprises (Ordinance No. 2 of the Ministry of Internal Affairs and Communication, and the Ministry of Finance, 2008; hereinafter, “Management Account Operations Ordinance”) and Articles 3 and 5 of the supplementary provisions of the above ordinance.

(11)	Reserve for interest rate reduction

Reserve for interest rate reduction is set aside to reduce interest rates on the loans made by the former Japan Finance Corporation for Municipal Enterprises to local governments pursuant to the provisions of Article 9, Section 13, and Article 13, Section 8 of the supplementary provisions of the Law, and Article 26, Sections 1, 3 and 4 of the Preparation Ordinance, and is calculated and accounted for based on the provisions of Article 5 of the Management Account Operations Ordinance.

(12)	Management account surplus reserve

Profits generated in the Management account are accounted for as Management account surplus reserve separately from retained earnings in accordance with the provisions of Article 13, Section 8 of the supplementary provisions of the Law and Article 26, Section 2 of the Preparation Ordinance.

(13)	Consumption taxes

National and local consumption taxes are accounted for using the tax-excluded method.
3.	Loans

There are no bankrupt loans, non-accrual loans, past due loans (3 months or more), or restructured loans. Since JFM has never experienced loan losses in the past, it does not account for loan loss reserves.

Bankrupt loans represent loans to borrowers as defined in Articles 96, Section 1, Clause 3 (a) through (e) and Clause 4 of the Enforcement Ordinance of the Corporate Income Tax Law (Government Ordinance No. 97, 1965), and on which accrued interest is not accounted in revenue as there is no expectation of collection of either principal or interest because they are past due for a considerable period of time or for other reasons (excluding loans on which bad debts are written off; hereinafter, “Non-accrual loans”).
Non-accrual loans represent loans on which accrued interest is not accounted in revenue, excluding loans to bankrupt borrowers and loans with grace for interest payment to assist in corporate reorganization or to support business.
Past due loans (3 months or more) represent loans on which payment of principal or interest is in arrears for more than 3 months, calculated from the day following the contractual due date, excluding bankrupt loans and non-accrual loans.
Restructured loans represent loans which are given certain favorable terms and conditions, such as reduction or exemption of interest, grace for interest or principal payment, and debt waiver, to assist borrowers in corporate rehabilitation or to support business, excluding bankrupt loans, non-accrual loans and past due loans (3 months or more).
4.	Tangible and Intangible Fixed Assets

Tangible and intangible fixed assets at March 31, 2009 consisted of the following:
(Millions of Yen)

	Balance at end	Increase	Decrease	Balance	Accumulated depreciation	Depreciation	Balance
	of previous	during the	during the	at March 31,	at March 31, 2009 or	during the	at March 31,
Type of assets	fiscal year	year	year	2009	accumulated amortization	year	2009
Tangible fixed assets
Buildings	—	551	—	551	21	21	529
Land	—	2,403	—	2,403	—	—	2,403
Other tangible fixed assets	—	91	—	91	13	13	77

Total tangible fixed assets	—	3,045	—	3,045	35	35	3,010

Intangible fixed assets
Software	—	910	—	910	88	88	822
Other intangible fixed assets	—	20	—	20	—	—	20

Total intangible fixed assets	—	931	—	931	88	88	842

(Thousands of US dollars)

	Balance at end	Increase	Decrease	Balance	Accumulated depreciation	Depreciation	Balance
	of previous	during the	during the	at March 31,	at March 31, 2009 or	during the	at March 31,
Type of assets	fiscal year	year	year	2009	accumulated amortization	year	2009
Tangible fixed assets
Buildings	—	5,595	—	5,595	221	221	5,374
Land	—	24,398	—	24,398	—	—	24,398
Other tangible fixed assets	—	925	—	925	137	137	788

Total tangible fixed assets	—	30,918	—	30,918	358	358	30,560

Intangible fixed assets
Software	—	9,246	—	9,246	894	894	8,352
Other intangible fixed assets	—	206	—	206	—	—	206

Total intangible fixed assets	—	9,452	—	9,452	894	894	8,558

Notes: 1.
“Increase during the year” includes the amount of the fixed assets inherited from the former Japan Finance Corporation for Municipal Enterprises on October 1, 2008, in accordance with the provisions of Article 10, Sections 1 and 2 of the supplemental provisions of the Law.

2.	Accumulated depreciation of tangible fixed assets amounted to 35 million yen (358 thousand dollars) as of March 31, 2009.
5.	Assets Pledged as Collateral

Pursuant to the provisions of Article 40, Section 2 of the Law, JFM’s total assets are pledged as general collateral for JFM bonds for 18,978,163 million yen (192,671,714 thousand dollars).
6.	Bonds

Bonds at March 31, 2009 consisted of the following:
(Millions of Yen) (Thousands of US dollars)

		Outstanding amount		Coupon rate
Type of bond	Date of issue	at March 31, 2009		(%)	Maturity
Government-guaranteed bond (domestic) 1st 4-year JFM bond	2/27/2009	¥299,827	$3,043,934	0.7	4Y
Government-guaranteed bonds (domestic) 1st-6th JFM bonds	10/16/2008-3/17/2009	420,057	4,264,545	1.3~1.6	10Y
Public offering bond without government guarantee 1st 5-year JFM bond	2/24/2009	29,991	304,481	1.01	5Y
Public offering bonds without government guarantee 1st-2nd JFM bonds	11/25/2008-2/20/2009	79,952	811,701	1.59 ~1.77	10Y
Public offering bond without government guarantee 1st 20-year JFM bond	1/26/2009	49,940	507,013	2.07	20Y
JFM bonds - Sub-total	—	879,769	8,931,674	—	—
Government-guaranteed bonds (domestic) 775th-886th former JFM bonds	4/28/1999-	10,999,234	111,667,358
	6/19/2008	(1,782,750)	(18,098,985)	0.5 ~2.0	10Y
Government-guaranteed (domestic) 1st-5th 15-year former JFM bonds	6/22/2005-7/18/2007	184,615	1,874,266	1.6 ~2.2	15Y
Government-guaranteed bonds (foreign) 13th Eurodollar former JFM bond - 5th Global Yen former JFM bond	5/7/1999-6/25/2008	1,125,217
		(81,740)	11,423,523	1.350	10Y
		[US dollars 3,900,000 thousand]	(829,848)	~6.000	~20Y
		[Euro 900,000 thousand]
		[Pound sterling 150,000 thousand]
Public offering bond without government guarantee 1st 5-year former JFM bond	2/29/2008	129,950	1,319,291	1.14	5Y
(Continued)

(Millions of Yen) (Thousands of US dollars)

		Outstanding amount		Coupon rate
Type of bond	Date of issue	at March 31, 2009		(%)	Maturity
Public offering bonds without government guarantee 1st-30th former JFM bonds	12/26/2001-6/16/2008	¥1,279,743	$12,992,317	0.64~2.07	10Y
Public offering bonds without government guarantee 1st-25th 20-year former JFM bonds	7/30/2002-6/16/2008	569,587	5,782,612	1.03~2.58	20Y
Public offering bonds without government guarantee 1st-10th 30-year former JFM bonds	1/29/2004-9/20/2006	189,842	1,927,339	2.39~2.95	30Y
Public offering bond without government guarantee 1st floating rate former JFM bond	10/31/2002	20,000	203,046	Floating	15Y
Public offering bonds without government guarantee 1st-2nd inflation-indexed former JFM bonds	3/2/2005-7/19/2005	40,000	406,091	1.248~1.408	10Y
Public offering bonds without government guarantee 1st-3rd former JFM bonds with scheduled repayment	2/14/2003-6/9/2004	47,830 (2,170)	485,584 (22,030)	1.39~2.01	28Y
Public offering bond without government guarantee 1st CMS-linked floating rate former JFM bond	9/13/2006	20,000	203,045	1.894	10Y
Private placement bonds A series 52nd — Special No. 1 series 31st former JFM bonds	7/30/1999-7/31/2008	3,492,373 (522,253)	35,455,568 (5,302,063)	0.67~2.18	10Y
Former JFM bonds — Sub-total	—	18,098,393 (2,388,913)	183,740,040 (24,252,926)	—	—

Total	—	¥18,978,163 (2,388,913)	$192,671,714 (24,252,926)	—	—

Notes: 1.	Pursuant to the provisions of Article 40, Section 2 of the Law, JFM’s total assets are pledged as general collateral for JFM bonds for 18,978,163 million yen (192,671,714 thousand dollars).

2.
Amounts posted in brackets “[___]” in the column of “Outstanding amount at March 31, 2009” for “Government-guaranteed bond (foreign) — 13th Eurodollar former JFM bond — 5th Global Yen former JFM bond” are denominated in foreign currencies.

3.	Amounts posted in parentheses “(___)” in the column of “Outstanding amount at March 31, 2009” are the amounts to be repaid within one year.

4.	The repayment schedule for the five years from the end of this fiscal year is as follows.
(Millions of Yen)

Within 1 year	After 1 year through 2 years	After 2 years through 3 years	After 3 years through 4 years	After 4 years through 5 years
2,388,913	2,244,370	2,176,130	2,030,560	2,160,070
(Thousands of US dollars)

Within 1 year	After 1 year through 2 years	After 2 years through 3 years	After 3 years through 4 years	After 4 years through 5 years
24,252,926	22,785,482	22,092,690	20,614,822	21,929,645

7.	Reserves
Reserves at March 31, 2009 consisted of the following:
(Millions of Yen)

	Balance at end		Decrease during
	of previous fiscal	Increase	the year (for	Decrease during	Balance at
Type of reserve	year	during the year	intended purposes)	the year (Others)	March 31, 2009
Reserve for bonuses	—	101	53	—	47
Reserve for directors’ bonuses	—	8	0	—	7
Reserve for retirement benefits	—	202	—	—	202
Reserve for retirement benefits for directors and corporate auditors	—	51	—	—	51

(Thousands of US dollars)

	Balance at end		Decrease during
	of previous fiscal	Increase	the year (for	Decrease during	Balance at
Type of reserve	year	during the year	intended purposes)	the year (Others)	March 31, 2009
Reserve for bonuses	—	1,028	543	—	485
Reserve for directors’ bonuses	—	90	9	—	81
Reserve for retirement benefits	—	2,058	—	—	2,058
Reserve for retirement benefits for directors and corporate auditors	—	519	—	—	519
8.	Reserve for Interest Rate Volatility
(1)	Reserve for interest rate volatility at March 31, 2009 consisted of the following:
(Millions of Yen)

	Balance at	Increase during the year		Decrease during the year
	end of previous		Amount		Amount	Balance at
Type of reserve	fiscal year		provided		withdrawn	March 31, 2009
Reserve for interest rate volatility	—	220,000	220,000	—		220,000
Management account reserve for interest rate volatility	—	3,374,728		300,000	—	3,074,728

Total	—	3,594,728	220,000	300,000	—	3,294,728

(Thousands of US dollars)

	Balance at	Increase during the year		Decrease during the year
	end of previous		Amount		Amount	Balance at
Type of reserve	fiscal year		provided		withdrawn	March 31, 2009
Reseve for interest rate volatility	—	2,233,503	2,233,503	—		2,233,503
Management account reserve for interest rate volatility	—	34,261,204		3,045,685	—	31,215,519

Total	—	36,494,707	2,233,503	3,045,685	—	33,449,022

(2)
During this fiscal year, Management account reserve for interest rate volatility was reversed in the amount of 300,000 million yen (3,045,685 thousand dollars) and paid to the national treasury in accordance with the Ministerial Ordinance on determination of the amount attributable to the national government for fiscal 2008 pursuant to the provisions of Article 14 of the supplementary provisions of the Law (Ordinance No. 1 of the Ministry of Internal Affairs and Communications, and the Ministry of Finance, 2009).

9.	Fund for Improvement of Operations of Municipal Enterprises
Fund for improvement of operations of municipal enterprises at March 31, 2009 consisted of the following:
(Millions of Yen)

		Increase during the year		Decrease during the year
	Balance at end of		Amount	Amount		Balance at
Type of fund	Previous fiscal year	Amount of reserve	transferred	withdrawn	Others	March 31, 2009
Basic fund for improvement of operations of municipal enterprises	—	903,354	—	—	10,479	892,875
Additional fund for improvement of operations of municipal enterprises	—	—	1,800	—	—	1,800

Total	—	903,354	1,800	—	10,479	894,675

(Thousands of US dollars)

		Increase during the year		Decrease during the year
	Balance at end		Amount	Amount		Balance at
Type of fund	of previous fiscal year	Amount of reserve	transferred	withdrawn	Others	March 31, 2009
Basic fund for improvement of operations of municipal enterprises	—	9,171,115	—	—	106,387	9,064,728
Additional fund for improvement of operations of municipal enterprises	—	—	18,276	—	—	18,276

Total	—	9,171,115	18,276	—	106,387	9,083,004

Notes: 1.
“Amount of reserve” of “Basic fund for improvement of operations of municipal enterprises” represents the amount that JFM inherited from the former Japan Finance Corporation for Municipal Enterprises in accordance with the provisions of Article 9, Section 11 of the supplementary provisions of the Law.

2.
The full amount of “Others” posted in “Decrease during the year” for “Basic fund for improvement of operations of municipal enterprises” represents the amount which was refunded in accordance with the provisions of Article 2, Section 7 of the supplementary provisions of the Enforcement ordinance of the Local Finance Law, which was subsequently amended by the Government Ordinance.

3.
“Amount transferred” posted in “Increase during the year” for “Additional fund for improvement of operations of municipal enterprises” represents the amount transferred to Additional fund for improvement of operations of municipal enterprises pursuant to the provisions of Article 46, Section 5 of the Law.

10.	Reserve for Employee Retirement Benefits

(1)	Outline of retirement benefits system employed JFM has a defined benefit plan that contributes to the Employees’ Pension Fund and offers lump-sum payments upon retirement.

(2)	Projected benefit obligation

	Projected benefit obligation	316 million yen (3,210 thousand dollars)
	Plan assets	113 million yen (1,152 thousand dollars)
	Reserve for employee retirement benefits	202 million yen (2,058 thousand dollars)

(3)	Pension expenses

	Pension expenses	14 million yen (143 thousand dollars)
	Pension expenses related to lump-sum payments upon retirement	2 million yen (22 thousand dollars)
	Pension expenses related to the Employees’ Pension Fund	11 million yen (121 thousand dollars)

(4)	Basis of calculation of projected benefit obligation

Projected benefit obligation is calculated by the simple method.

11.	Net Income by Account
Net income of General account was 1,295 million yen (13,153 thousand dollars), while net income of Management account was 19,129 million yen (194,209 thousand dollars).

12.	Cash Flows
(1)	“Others” in III Cash flows from financing activities section
This represents capital of the former Japan Finance Corporation for Municipal Enterprises contributed by the national government, and expenses related to Other Liabilities on the Balance Sheet of Succeeded Assets and Liabilities.
(2)	Significant non-cash transaction
On October 1, 2008, JFM succeeded to assets and liabilities of the former Japan Finance Corporation for Municipal Enterprises in accordance with the provisions of Article 9, Section 1 and Article 10, Sections 1 and 2 of the supplementary provisions of the Law.

13.	Information by Account (Balance Sheet)
Balance sheet of General account and Management account at March 31, 2009 was as follows:
(Millions of Yen)

		Management
Item	General account	account	Offset	Total
Assets
Loans	475,313	21,739,974		22,215,288
Securities	874,832			874,832
Cash and bank deposits	255,591			255,591
Other assets	2,543	17,508		20,051
Tangible fixed assets	3,010			3,010
Intangible fixed assets	842			842
Due from general account		1,209,333	(1,209,333)
Due from management account for fund for improvement of operations of municipal enterprises	892,875		(892,875)

Total assets	2,505,009	22,966,816	(2,102,209)	23,369,616

Liabilities
Bonds	159,884	18,818,279		18,978,163
Other liabilities	2,908	16,848		19,756
Reserve for bonuses	47			47
Reserve for directors’ bonuses	7			7
Reserve for retirement benefits	202			202
Reserve for retirement benefits for directors and corporate auditors	51			51
Fund for improvement of operations of municipal enterprises	894,675			894,675
Basic fund for improvement of operations of municipal enterprises	892,875			892,875
Additional fund for improvement of operations of municipal enterprises	1,800			1,800
Due to management account	1,209,333		(1,209,333)
Due to general account for fund for improvement of operations of municipal enterprises		892,875	(892,875)
Reserve under special laws	220,000	3,203,622		3,423,622
Reserve for interest rate volatility	220,000			220,000
Management account reserve for interest rate volatility		3,074,728		3,074,728
Reserve for interest rate reduction		128,894		128,894

Total liabilities	2,487,111	22,931,626	(2,102,209)	23,316,529

Net Assets
Capital	16,602			16,602
Retained earnings	1,295			1,295
General account surplus reserve	1,295			1,295
Management account surplus reserve		35,190		35,190

Total net assets	17,897	35,190		53,087

Total liabilities and net assets	2,505,009	22,966,816	(2,102,209)	23,369,616

(Thousands of US dollars)

		Management
Item	General account	account	Offset	Total
Assets
Loans	4,825,515	220,710,406		225,535,921
Securities	8,881,550			8,881,550
Cash and bank deposits	2,594,836			2,594,836
Other assets	25,823	177,747		203,570
Tangible fixed assets	30,560			30,560
Intangible fixed assets	8,558			8,558
Due from general account		12,277,496	(12,277,496)
Due from management account for fund for improvement of operations of municipal enterprises	9,064,728		(9,064,728)

Total assets	25,431,570	233,165,649	(21,342,224)	237,254,995

Liabilities
Bonds	1,623,194	191,048,520		192,671,714
Other liabilities	29,528	171,050		200,578
Reserve for bonuses	485			485
Reserve for directors’ bonuses	81			81
Reserve for retirement benefits	2,058			2,058
Reserve for retirement benefits for directors and corporate auditors	519			519
Fund for improvement of operations of municipal enterprises	9,083,004			9,083,004
Basic fund for improvement of operations of municipal enterprises	9,064,728			9,064,728
Additional fund for improvement of operations of municipal enterprises	18,276			18,276
Due to management account	12,277,496		(12,277,496)
Due to general account for fund for improvement of operations of municipal enterprises		9,064,728	(9,064,728)
Reserve under special laws	2,233,503	32,524,090		34,757,593
Reserve for interest rate volatility	2,233,503			2,233,503
Management account reserve for interest rate volatility		31,215,519		31,215,519
Reserve for interest rate reduction		1,308,571		1,308,571

Total liabilities	25,249,868	232,808,388	(21,342,224)	236,716,032

Net Assets
Capital	168,549			168,549
Retained earnings	13,153			13,153
General account surplus reserve	13,153			13,153
Management account surplus reserve		357,261		357,261

Total net assets	181,702	357,261		538,963

Total liabilities and net assets	25,431,570	233,165,649	(21,342,224)	237,254,995

Notes: 1.	General account and Management account

In accordance with the provisions of Article 13, Section 1 of the supplementary provisions of the Law, Management account is used to conduct administration, collection and other related operations of the assets that JFM inherited from the former Japan Finance Corporation for Municipal Enterprises (management of the assets of the former Japan Finance Corporation for Municipal Enterprises). Management account is separated from the other account (General account) pursuant to the provisions of Article 13, Section 3 of the supplementary provisions of the Law.

2.	General account surplus reserve and Management account surplus reserve

“Net income” of General account is posted as “General account surplus reserve” in accordance with the provisions of Article 39, Section 1 of the Law, while “Net income” of Management account is posted as “Management account surplus reserve” in accordance with the provisions of Article 13, Section 8 of the supplementary provisions the Law.

3.	Due from General account and Due to Management account

These figures represent the amount of funds lent between General account and Management account pursuant to the provisions of Article 13, Section 4 of the supplementary provisions of the Law.

4.	Due to General account for Fund for improvement of operations of municipal enterprises and Due from Management account for Fund for improvement of operations of municipal enterprises

These figures represent the amount of cash received for “Fund for improvement of operations of municipal enterprises,” which was lent to Management account from General account pursuant to the provisions of Article 9, Section 12 of the supplementary provisions of the Law.

14.	Information by Account (Statement of Income)

Statement of income of General account and Management account from August 1, 2008 through March 31, 2009 was as follows:
(Millions of Yen)

		Management
Item	General account	account	Offset	Total
Income	17,807	298,791	(25,269)	291,330
Interest income	5,016	286,271		291,288
Fees and commissions	33			33
Other income	6	1		8
Administrative fee for management account	571		(571)
Interest on fund for improvement of operations of municipal enterprises	12,179		(12,179)
Interest on due from general account		2,154	(2,154)
Transfer from general account for fund for improvement of operations of municipal enterprises		10,363	(10,363)

Expenses	16,512	169,389	(25,269)	160,632
Interest expenses	572	154,662		155,235
Fees and commissions	0	134		134
Other operating expenses	485	1,747		2,233
General and administrative expenses	1,109	94		1,203
Other expenses	1,826			1,826
Transfer to fund for improvement of operations of municipal enterprises	1,800			1,800
Others	26			26
Interest on due to management account	2,154		(2,154)
Transfer to management account for fund for improvement of operations of municipal enterprises	10,363		(10,363)
Administrative fee for management account		571	(571)
Interest on fund for improvement of operations of municipal enterprises		12,179	(12,179)

Ordinary income	1,295	129,401		130,697

Special gains		307,872		307,872
Reversal of management account reserve for interest rate volatility		300,000		300,000
Reversal of reserve for interest rate reduction		7,872		7,872

Special losses		418,144		418,144
Provision for management account reserve for interest rate volatility		118,144		118,144
Payment to national treasury		300,000		300,000

Net income	1,295	19,129		20,425

(Thousands of US dollars)

		Management
Item	General account	account	Offset	Total
Income	180,790	3,033,415	(256,539)	2,957,666
Interest income	50,928	2,906,312		2,957,240
Fees and commissions	342			342
Other income	69	15		84
Administrative fee for management account	5,797		(5,797)
Interest on fund for improvement of operations of municipal enterprises	123,654		(123,654)
Interest on due from general account		21,878	(21,878)
Transfer from general account for fund for improvement of operations of municipal enterprises		105,210	(105,210)

Expenses	167,637	1,719,692	(256,539)	1,630,790
Interest expenses	5,814	1,570,178		1,575,992
Fees and commissions	4	1,362		1,366
Other operating expenses	4,927	17,746		22,673
General and administrative expenses	11,263	955		12,218
Other expenses	18,541			18,541
Transfer to fund for improvement of operations of municipal enterprises	18,276			18,276
Others	265			265
Interest on due to management account	21,878		(21,878)
Transfer to management account for fund for improvement of operations of municipal enterprises	105,210		(105,210)
Administrative fee for management account		5,797	(5,797)
Interest on fund for improvement of operations of municipal enterprises		123,654	(123,654)

Ordinary income	13,153	1,313,723		1,326,876

Special gains		3,125,611		3,125,611
Reversal of management account reserve for interest rate volatility		3,045,685		3,045,685
Reversal of reserve for interest rate reduction		79,926		79,926

Special losses		4,245,125		4,245,125
Provision for management account reserve for interest rate volatility		1,199,440		1,199,440
Payment to national treasury		3,045,685		3,045,685

Net income	13,153	194,209		207,362

15.	Market Value of Marketable Securities
(1)	Marketable held-to-maturity securities at March 31, 2009 consisted of the following:
(Millions of Yen)

	Balance sheet amount	Market value	Net unrealized gains (losses)	Unrealized gains	Unrealized losses
Financial bills	193,958	193,954	(4)	—	(4)
Treasury discount bills	411,873	411,865	(8)	—	(8)

Total	605,832	605,819	(12)	—	(12)

(Thousands of US dollars)

	Balance sheet amount	Market value	Net unrealized gains (losses)	Unrealized gains	Unrealized losses
Financial bills	1,969,125	1,969,078	(47)	—	(47)
Treasury discount bills	4,181,461	4,181,373	(88)	—	(88)

Total	6,150,586	6,150,451	(135)	—	(135)

Notes:	1.	Market value is based on market prices at the end of the fiscal year.

	2.	“Unrealized gains” and “Unrealized losses” are components of Net unrealized gains (losses).

(2)	Securities with no available market value at March 31, 2009 were as follows:
(Millions of Yen) (Thousands of US dollars)

Amount
Negotiable certificate of deposits	¥269,000	$2,730,964

16.	Derivative Information
(1)	Types of derivative transactions

Derivative transactions conducted by JFM are interest rate swaps for interest rate related transactions, and currency swaps for currency related transactions.

(2)	Policies and purposes of derivative transactions

JFM uses interest rate swaps and currency swaps as a means of hedging exposure to interest rate and foreign exchange fluctuation risks, and does not enter into derivatives for speculative purposes.
Interest rate swaps are used to hedge exposure to interest rate risk on fund raising operations. Currency swaps are used to hedge exposure to foreign exchange risk associated with issuance of foreign currency-denominated bonds.
Hedge accounting is applied to interest rate swaps and currency swaps.
(a)	Hedge accounting method

If derivatives used to hedge the foreign currency fluctuation qualify for deferral hedge accounting, foreign currency-denominated assets and liabilities are translated at the contracted rate. Interest rate swaps which qualify for hedge accounting and meet specific matching criteria are not measured at market value, but the differential paid or received under the swap agreements is recognized and included in interest expense or income.

(b)	Hedging instruments and hedged items
(i)	Hedging instrument	Currency swap

	Hedged items	Payment of interest and principal of foreign currency-denominated bonds

(ii)	Hedging instrument	Interest rate swap

	Hedged items	Payment of interest and principal of inflation-indexed bonds, and payment of interest of floating rate bonds

(iii)	Hedging instrument	Foreign exchange forward contract

	Hedged items	Receipt of interest and principal of foreign currency-denominated bank deposits
(c)	Hedging policy

JFM uses hedging instruments as a means of hedging exposure to foreign exchange risk on foreign currency-denominated bonds and interest rate risk on inflation-indexed bonds and floating rate bonds. The terms and notional amounts of these hedging instruments are set within those of the underlying transactions.

(d)	Assessment of hedge effectiveness

A periodic assessment of hedge effectiveness for currency swaps is omitted since major terms of the hedging instruments and the underlying transactions are the same and the foreign currency fluctuations are therefore expected to be fully hedged at the beginning and throughout the hedging periods.

A periodic assessment of hedge effectiveness for interest rate swaps is omitted when the exceptional accrual method is applied.

(3)	Risks on derivative transactions

Major risks on derivative transactions are market risk and credit risk. Market risk is the risk of future revenue fluctuations due to market value changes. Credit risk is the risk of losses incurred when counterparties are unable to fulfill their contracts due to bankruptcy or other reasons.

As for derivative transactions used for hedging purposes, market risk is offset by market risk on underlying transactions. Regarding credit risk, JFM limits counterparties to the financial institutions with high credit standing, constantly monitors their credit profiles, and deals with multiple counterparties.
(4)	Risk management system for derivative transactions

Execution and management of derivative transactions are conducted by the Finance Department of JFM with the approval of persons in charge in accordance with the operational guidelines which specify transaction authority.

Additionally, the total amount of derivative transactions, the status of risks and the credit risk on counterparties are reported to executive officers periodically.
(5)	Supplementary information on market value of transactions

Since hedge accounting is applied to all the derivatives transactions conducted by JFM, description of the above is not included in Notes.
17.	Succession to Assets and Liabilities

Shown below are assets and liabilities that JFM inherited from the former Japan Finance Corporation for Municipal Enterprises in accordance with the provisions of Article 9, Section 1 and Article 10, Sections 1 and 2 of the supplementary provisions of the Law, and Management account surplus reserve is also shown based on Article 21 of the Preparation Ordinance.

Balance Sheet of Succeeded Assets and Liabilities (As of October 1, 2008)
(Millions of Yen) (Thousands of US dollars)

Item	Amount
Assets
Loans	¥22,458,657	$228,006,674
Securities	1,347,000	13,675,127
Cash and bank deposits	77,898	790,850
Other assets	17,179	174,412
Tangible fixed assets	3,045	30,918
Intangible fixed assets	654	6,645

Total assets	¥23,904,435	$242,684,626

Liabilities
Bonds	¥19,339,289	$196,337,962
Other liabilities	32,108	325,976
Reserve for bonuses	54	552
Reserve for retirement benefits	217	2,204
Fund for improvement of operations of municipal enterprises	903,354	9,171,115
Basic fund for improvement of operations of municipal enterprises	903,354	9,171,115
Reserve under special laws	3,613,350	36,683,765
Reserve for interest rate volatility	220,000	2,233,502
Management account reserve for interest rate volatility	3,256,583	33,061,765
Reserve for interest rate reduction	136,767	1,388,498

Total liabilities	23,888,375	242,521,574

Net Assets
Management account surplus reserve	16,060	163,052

Total net assets	16,060	163,052

Total liabilities and net assets	¥23,904,435	$242,684,626

Note:
“Other liabilities” includes liabilities for 16,455 million yen (167,056 thousand dollars) that is related to repayment of the capital of the former Japan Finance Corporation for Municipal Enterprises contributed by the national government.

SUPPLEMENTAL TABLE
Long-term bonds of JFM as of March 31, 2009 (1):

	(in millions)
Domestic bonds:
Government guaranteed bonds:
0.5%-2.2% Guaranteed Bonds due 2008-2022 issued in 1998-2008		¥11,922,460
Non-guaranteed private placement bonds:
Bonds 10 years due 2008-2017 issued in 1998-2008		3,492,453
Non-guaranteed public offering bonds due 2008-2036 issued in 2001-2008		2,297,830

Total domestic bonds		¥17,712,743
Government guaranteed bonds issued overseas (2):
U.S. Dollar bonds:
6.000% Guaranteed Bonds due 2009 ($700,000) issued in 1999 and 2000		81,740
5.875% Guaranteed Bonds due 2011 ($1,000,000) issued in 2001		119,500
4.625% Guaranteed Bonds due 2015 ($1,200,000) issued in 2005		129,720
5.000% Guaranteed Bonds due 2017 ($1,000,000) issued in 2007		119,780

Subtotal	$(3,200,000)	¥450,740
Pound Sterling bonds:
5.750% Guaranteed Bonds due 2019 (£150,000) issued in 1999		28,380
Yen bonds:
1.550% Guaranteed Bonds due 2012 issued in 2002		200,000
1.350% Guaranteed Bonds due 2013 issued in 2003		130,000
2.000% Guaranteed Bonds due 2016 issued in 2006		120,000
1.900% Guaranteed Bonds due 2017 issued in 2008		75,000

Subtotal		525,000

Euro bonds:
4.500% Guaranteed Bonds due 2014 (€900,000) issued in 2004		122,040
Total government guaranteed bonds sold in foreign markets		¥1,126,160

Total long-term bonds		¥18,838,903

(1)	Includes current maturities.

(2)
The actual foreign currency amounts of bonds are set forth in parentheses (in thousands of units of the relevant foreign currency) for bonds issued in foreign currencies. Translations of actual foreign currency amounts into yen amounts have been made in accordance with the method stated in Note 2 of the Notes to Financial Statements.

Unaudited financial statements of JFM for the six months ended September 30, 2009
Interim Balance Sheet (As of September 30, 2009)
(Millions of Yen)

Item	Amount
Assets
Loans (Note 3)	¥21,845,150
Securities (Note 9)	1,168,780
Cash and bank deposits	247,956
Other assets	18,312
Tangible fixed assets (Note 4)	2,980
Intangible fixed assets	853

Total assets	¥23,284,034

Liabilities
Bonds (Note 5)	¥18,765,647
Other liabilities	17,785
Reserve for bonuses	54
Reserve for directors’ bonuses	8
Reserve for retirement benefits	209
Reserve for retirement benefits for directors and corporate auditors	53
Fund for improvement of operations of municipalities	896,345
Basic fund for improvement of operations of municipalities	892,875
Additional fund for improvement of operations of municipalities	3,469
Reserve under special laws	3,545,611
Reserve for interest rate volatility	440,000
Management account reserve for interest rate volatility	2,984,345
Reserve for interest rate reduction	121,265

Total liabilities	23,225,715

Net Assets
Capital	16,602
Retained earnings	4,163
General account surplus reserve	1,295
General account interim unappropriated retained earnings	2,868
Valuation and translation adjustments	(1,163)
Management account surplus reserve	38,716
Management account surplus reserve	35,190
Management account interim unappropriated retained earnings	3,526

Total net assets	58,318

Total liabilities and net assets	¥23,284,034

Interim Statement of Income (From April 1, 2009 through September 30, 2009)
(Millions of Yen)

Item	Amount
Income	¥280,672
Interest income	280,558
Fees and commissions	107
Other income	6

Expenses	152,290
Interest expenses	146,978
Fees and commissions	136
Other operating expenses	2,300
General and administrative expenses	1,204
Other expenses	1,669
Transfer to fund for improvement of operations of municipalities	1,669

Ordinary income	128,382

Special gains	227,628
Reversal of management account reserve for interest rate volatility	220,000
Reversal of reserve for interest rate reduction	7,628

Special losses	349,616
Provision for reserve for interest rate volatility	220,000
Provision for management account reserve for interest rate volatility	129,616

Interim net income	¥6,394

Interim Statement of Changes in Net Assets (From April 1, 2009 through September 30, 2009)
(Millions of Yen)

	Stockholders’ equity				Valuation
		Retained earnings			and translation
			General account		adjustments		Management
			interim	Total	Deferred gains	Management	account interim
		General account	unappropriated	stockholders’	or losses	account surplus	unappropriated
	Capital	surplus reserve	retained earnings	equity	on hedges	reserve	retained earnings
Balance at end of previous fiscal year	16,602	1,295	—	17,897	—	35,190	—
Changes during interim accounting period
Interim net income	—	—	2,868	2,868	—	—	3,526
Changes of items other than stockholders’ equity during interim accounting period	—	—	—	—	(1,163)	—	—
Net changes during interim accounting period	—	—	2,868	2,868	(1,163)	—	3,526

Balance at September 30, 2009	16,602	1,295	2,868	20,765	(1,163)	35,190	3,526

Interim Statement of Cash Flows (From April 1, 2009 through September 30, 2009)
(Millions of Yen)

Item	Amount
I Cash flows from operating activities
Interim net income	¥6,394
Depreciation and amortization	137
Interest income	(280,558)
Interest expenses	146,978
Increase in reserve for bonuses	6
Increase in reserve for directors’ bonuses	0
Increase in reserve for retirement benefits	6
Increase in reserve for retirement benefits for directors and corporate auditors	2
Increase in fund for improvement of operations of municipalities	1,669
Increase in reserve for interest rate volatility	220,000
Decrease in management account reserve for interest rate volatility	(90,383)
Decrease in reserve for interest rate reduction	(7,628)
Net increase/decrease in loans	370,137
Net increase/decrease in bonds	(214,613)
Interest received	281,665
Interest paid	(147,483)
Others	(314)

Net cash provided by operating activities	286,017

II Cash flows from investing activities
Proceeds from redemption of securities	2,566,000
Purchases of securities	(2,859,533)
Purchase of tangible fixed assets	(6)
Purchases of intangible fixed assets	(112)

Net cash provided by investing activities	(293,651)

III Cash flows from financing activities	—
IV Effect of exchange rate changes on cash and cash equivalents	—

V Net decrease in cash and cash equivalents	(7,634)

VI Cash and cash equivalents at beginning of year	255,591

VII Cash and cash equivalents at September 30, 2009	247,956

Notes to Financial Statements
1.	Basis of Presentation
Japan Finance Organization for Municipalities (hereinafter, “JFM”) has prepared financial statements pursuant to the following law and ministerial ordinances:
•
The Japan Finance Organization for Municipal Enterprises Law (Law No. 64, 2007; hereinafter, “Law”), which was subsequently amended by the provisions of Article 5 of the Law on the partial provision of Local Allocation Tax Law (Law No. 10, 2009).

•
The Ministerial Ordinance on Finance and Accounting of Japan Finance Organization for Municipal Enterprises (Ordinance No.87 of the Ministry of Internal Affairs and Communications, 2008), which was subsequently amended in accordance with the provisions of Article 2 of the Ministerial Ordinance on preparation for relevant ministerial ordinances of the Ministry of Internal Affairs and Communications for partial enforcement of the Law on partial revision of the Local Allocation Tax Law (Ordinance No.49 of the Ministry of Internal Affairs and Communications, 2009; hereinafter, “Preparation Ministerial Ordinance”).

•
The Ministerial Ordinance on Finance and Accounting of Japan Finance Organization for Municipalities amended in accordance with the provisions of Article 2 of the Preparation Ministerial Ordinance where applied to the financial statements with respect to the year ended March 31, 2009 in accordance with the supplementary provisions of Article 2, Section 1 of the Preparation Ministerial Ordinance.

Since JFM does not have any subsidiaries or affiliates, it does not prepare consolidated financial statements.
Amounts less than one million yen have been omitted. As a result, the totals in Japanese yen shown in the financial statements do not necessarily agree with the sum of the individual amounts.
2.	Significant Accounting Policies
(1)	Securities

As for security valuation, held-to-maturity securities are carried at amortized cost (straight-line method).

(2)	Derivative transactions

Derivative transactions are carried at fair value with changes in unrealized gain or loss charged or credited to operations, except for those which meet the criteria for hedge accounting.

(3)	Depreciation
(a)	Tangible fixed assets

Depreciation of tangible fixed assets is calculated by the straight-line method based on the estimated useul lives and the residual value determined by management. The estimated useful lives of major items are as follows:

Buildings: 20 to 41 years Others: 2 to 19 years

(b)	lntangible fixed assets

Depreciation of intangible fixed assets is calculated by the straight-line method based on the estimated useul lives and the residual value determined by management. Software for internal use owned by JFM is depreciated over 5 years.

(4)	Deferred assets Bond issuance costs are expensed in full when incurred.

(5)
Translation of assets and liabilities denominated in foreign currencies into Japanese yen

Monetary assets and liabilities denominated in foreign currencies, for which foreign currency swaps or foreign exchange forward contracts are used to hedge the foreign currency fluctuation, are translated at the contracted rate as the swap contracts or the forward contracts qualify for deferral hedge accounting.

(6)	Reserves
(a)	Reserve for possible loan losses

JFM has never experienced any loan losses. Accordingly, no reserve for loan losses has been maintained.

(b)	Reserve for bonuses

Reserve for bonuses is provided for payment of bonuses to employees, in the amount of estimated bonuses, which are attributable to the fiscal year.

(c)	Reserve for directors’ bonuses

Reserve for directors’ bonuses is provided for payment of bonuses to directors, in the amount of estimated bonuses, which are attributable to the fiscal year.

(d)	Reserve for retirement benefits

Reserve for retirement benefits is provided for payment of retirement benefits to employees, in the amount deemed accrued at the fiscal year-end, based on the projected retirement benefit obligation and fair value of plan assets at the fiscal year-end.

(e)
Reserve for retirement benefits for directors and corporate auditors

Reserve for retirement benefits for directors and corporate auditors is provided for payment of retirement benefits to directors and corporate auditors, in the amount deemed accrued at the fiscal year-end based on the internal policies.

(7)	Hedge accounting
(a)	Hedge accounting method
Interest rate swaps to be used to hedge the interest rate risk, which qualify for hedge accounting and meet specific matching criteria, are not measured at market value, but the differential paid or received under the swap agreements is recognized and included in interest expense or income, and otherwise, deferral hedge accounting is applied. Designation transactions are applied to debts and credits in foreign currency which conform to requirement of hedge accounting.

(b)	Hedging instruments and hedged items

(i)	Hedging instrument	Interest rate swap

	Hedged items	Bonds

(ii)	Hedging instrument	Currency swap

	Hedged items	Foreign currency-denominated bonds

(iii)	Hedging instrument	Foreign exchange forward contract

	Hedged items	Receipt of interest and principal of foreign currency-denominated bank deposits
(c)	Hedging policy
JFM uses interest rate swaps and currency swaps as a means of hedging exposure to interest rate risk and foreign exchange risk associated with the issuance of bonds. Hedged items are identified for each contract.
(d)	Assessment of hedge effectiveness
Hedging to offset the foreign currency fluctuations of bonds is considered to be highly effective since major terms of the underlying transactions and the hedging instruments are almost the same, which is used as an assessment of hedge effectiveness.
An assessment of hedge effectiveness for interest rate swaps that qualify for hedge accounting and meet specific matching criteria, and for currency swaps and foreign exchange forward contracts that qualify for deferral hedge accounting, is omitted.
(8)	Cash and cash equivalents

Cash and cash equivalents in the Interim Statement of Cash Flows consist of “Cash and bank deposits” on the Interim Balance Sheet.
(9)	Fund for improvement of operations of municipalities
In accordance with the provisions of Article 46, Section 1 of the Japan Finance Organization for Municipalities Law (Law No. 64, 2007, the “Laws”), JFM has established the Fund for improvement of operations of municipalities to reserve contributions as stipulated in Article 32-2 of the Local Finance Law (Law No. 109, 1948). Also, pursuant to the provisions of Article 46, Section 5 of the Law, income arising from the investment of the Fund (hereinafter “investment income”) is used to reduce interest rates of the loans to municipalities, and if there is any surplus in the investment income after this interest rates reduction process, the surplus amount is added to the fund, Further, pursuant to the provisions of Article 46, Section 6 of the Law, if there is any shortfall after the interest rates reduction process, the shortfall is covered by withdrawal of the Fund within the limits of the total of the additional portion to the Fund made up to the previous fiscal year and the contributions made in the relative fiscal year.

(10)	Reserve for interest rate volatility and Management account reserve for interest rate volatility
Reserve for interest rate volatility is set aside to prepare for interest rate risk associated with refinancing of our bonds (excluding the bonds issued by the former Japan Finance Corporation for Municipal Enterprises), and is calculated and accounted for pursuant to the provisions of Article 38, Sections 1 and 3 of the Law, and Article 9, Section 8 of the supplementary provisions of the Law, Article 34 of the Ministerial Ordinance on Finance and Accounting of Japan Finance Organization for Municipalities (Ordinance No. 87 of the Ministry of Internal Affairs and Communications, 2008) and Article 22 of the Government Ordinance on preparation of relevant government ordinances and provisional measures for the abolishment of the Japan Finance Corporation for Municipal Enterprises Law (Government Ordinance No. 226, 2008; hereinafter, “Preparation Ordinance”).
Management account reserve for interest rate volatility is set aside to prepare for interest rate risk associated with refinancing of the bonds issued by the former Japan Finance Corporation for Municipal Enterprises, and is calculated and accounted for pursuant to the provisions of Article 9, Sections 9 and 10, and Article 13, Sections 5 and 7 of the supplementary provisions of the Law, Articles 1 through 3 of the Ministerial Ordinance on the operations of the Management Account at Japan Finance Organization for Municipalities (Ordinance No. 2 of the Ministry of Internal Affairs and Communication, and the Ministry of Finance, 2008; hereinafter, “Management Account Operations Ordinance”) and Articles 3 and 5 of the supplementary provisions of the above ordinance.
(11)	Reserve for interest rate reduction

Reserve for interest rate reduction is set aside to reduce interest rates on the loans made by the former Japan Finance Corporation for Municipal Enterprises to local governments pursuant to the provisions of Article 9, Section 13, and Article 13, Section 8 of the supplementary provisions of the Law, and Article 26, Sections 1, 3 and 4 of the Preparation Ordinance, and is calculated and accounted for based on the provisions of Article 5 of the Management Account Operations Ordinance.

(12)	Consumption taxes

National and local consumption taxes are accounted for using the tax-excluded method.
3.	Loans

There are no bankrupt loans, non-accrual loans, past due loans (3 months or more), or restructured loans. Since JFM has never experienced loan losses in the past, it does not account for loan loss reserves.

Bankrupt loans represent loans to borrowers as defined in Articles 96, Section 1, Clause 3 (a) through (e) and Clause 4 of the Enforcement Ordinance of the Corporate Income Tax Law (Government Ordinance No. 97, 1965), and on which accrued interest is not accounted in revenue as there is no expectation of collection of either principal or interest because they are past due for a considerable period of time or for other reasons (excluding loans on which bad debts are written off; hereinafter, “Non-accrual loans”).
Non-accrual loans represent loans on which accrued interest is not accounted in revenue, excluding loans to bankrupt borrowers and loans with grace for interest payment to assist in corporate reorganization or to support business.
Past due loans (3 months or more) represent loans on which payment of principal or interest is in arrears for more than 3 months, calculated from the day following the contractual due date, excluding bankrupt loans and non-accrual loans.
Restructured loans represent loans which are given certain favorable terms and conditions, such as reduction or exemption of interest, grace for interest or principal payment, and debt waiver, to assist borrowers in corporate rehabilitation or to support business, excluding bankrupt loans, non-accrual loans and past due loans (3 months or more).

4.	Accumulated depreciation of tangible fixed assets amounted to 70 million yen as of September 30, 2009.
5.	Assets Pledged as Collateral

Pursuant to the provisions of Article 40, Section 2 of the Law, JFM’s total assets are pledged as general collateral for JFM bonds for 18,765,647 million yen.
6.	Net Income by Account
Net income of General account was 2,868 million yen, while interim net income of Management account was 3,526 million yen.

7.	Information by Account (Interim Balance Sheet)
Interim balance sheet of General account and Management account at September 30, 2009 was as follows:
(Millions of Yen)

		Management
Item	General account	account	Offset	Total
Assets
Loans	830,292	21,014,857		21,845,150
Securities	1,168,780			1,168,780
Cash and bank deposits	247,956			247,956
Other assets	3,061	15,251		18,312
Tangible fixed assets	2,980			2,980
Intangible fixed assets	853			853
Due from general account		1,154,285	(1,154,285)
Due from management account for fund for improvement of operations of municipalities	892,875		(892,875)

Total assets	3,146,800	22,184,394	(2,047,160)	23,284,034

Liabilities
Bonds	631,889	18,133,758		18,765,647
Other liabilities	4,352	13,432		17,785
Reserve for bonuses	54			54
Reserve for directors’ bonuses	8			8
Reserve for retirement benefits	209			209
Reserve for retirement benefits for directors and corporate auditors	53			53
Fund for improvement of operations of municipalities	896,345			896,345
Basic fund for improvement of operations of municipalities	892,875			892,875
Additional fund for improvement of operations of municipalities	3,469			3,469
Due to management account	1,154,285		(1,154,285)
Due to general account for fund for improvement of operations of municipalities		892,875	(892,875)
Reserve under special laws	440,000	3,105,611		3,545,611
Reserve for interest rate volatility	440,000			440,000
Management account reserve for interest rate volatility		2,984,345		2,984,345
Reserve for interest rate reduction		121,265		121,265

Total liabilities	3,127,198	22,145,677	(2,047,160)	23,225,715

Net Assets
Capital	16,602			16,602
Retained earnings	4,163			4,163
General account surplus reserve	1,295			1,295
General account interim unappropriated retained earnings	2,868			2,868
Valuation and translation adjustments	(1,163)			(1,163)
Management account surplus reserve		38,716		38,716
Management account surplus reserve		35,190		35,190
Management account interim unappropriated retained earnings		3,526		3,526

Total net assets	19,602	38,716		58,318

Total liabilities and net assets	3,146,800	22,184,394	(2,047,160)	23,284,034

Notes: 1.	General account and Management account

In accordance with the provisions of Article 13, Section 1 of the supplementary provisions of the Law, Management account is used to conduct administration, collection and other related operations of the assets that JFM inherited from the former Japan Finance Corporation for Municipal Enterprises (management of the assets of the former Japan Finance Corporation for Municipal Enterprises). Management account is separated from the other account (General account) pursuant to the provisions of Article 13, Section 3 of the supplementary provisions of the Law.

2.	General account surplus reserve and Management account surplus reserve

“Interim net income” of General account is posted as “General account interim unappropriated earnings” in accordance with the provisions of Article 39, Section 1 of the Law, while “Interim net income” of Management account is posted as “Management account interim unappropriated earnings” in accordance with the provisions of Article 13, Section 8 of the supplementary provisions the Law.

3.	Due from General account and Due to Management account

These figures represent the amount of funds lent between General account and Management account pursuant to the provisions of Article 13, Section 4 of the supplementary provisions of the Law.

4.	Due to General account for Fund for improvement of operations of municipalities and Due from Management account for Fund for improvement of operations of municipalities

These figures represent the amount of cash received for “Fund for improvement of operations of municipalities,” which was lent to Management account from General account pursuant to the provisions of Article 9, Section 12 of the supplementary provisions of the Law.

8.	Information by Account (Interim Statement of Income)

Interim statement of income of General account and Management account from April 1, 2009 through September 30, 2009 was as follows:
(Millions of Yen)

		Management
Item	General account	account	Offset	Total
Income	20,505	282,867	(22,701)	280,672
Interest income	7,890	272,668		280,558
Fees and commissions	107			107
Other income	6			6
Administrative fee for management account	479		(479)
Interest on fund for improvement of operations of municipalities	12,021		(12,021)
Interest on due from general account		388	(388)
Transfer from general account for fund for improvement of operations of municipalities		9,811	(9,811)

Expenses	17,637	157,353	(22,701)	152,290
Interest expenses	3,581	143,397		146,978
Fees and commissions	3	133		136
Other operating expenses	1,048	1,252		2,300
General and administrative expenses	1,135	69		1,204
Other expenses	1,669			1,669
Transfer to fund for improvement of operations of municipal enterprises	1,669			1,669
Interest on due to management account	388		(388)
Transfer to management account for fund for improvement of operations of municipalities	9,811		(9,811)
Administrative fee for management account		479	(479)
Interest on fund for improvement of operations of municipalities		12,021	(12,021)

Ordinary income	2,868	125,514		128,382

Special gains	220,000	227,628	(220,000)	227,628
Reversal of management account reserve for interest rate volatility		220,000		220,000
Reversal of reserve for interest rate reduction		7,628		7,628

Transfer from management account	220,000		(220,000)
Special losses	220,000	349,616	(220,000)	349,616
Provision for reserve for interest rate volatility	220,000			220,000
Provision for management account reserve for interest rate volatility		129,616		129,616
Transfer to general account		220,000	(220,000)

Interim net income	2,868	3,526		6,394

9.	Market Value of Marketable Securities
(1)	Marketable held-to-maturity securities at September 30, 2009 consisted of the following:
(Millions of Yen)

	Interim balance sheet amount	Market value	Net unrealized gains (losses)	Unrealized gains	Unrealized losses
Treasury discount bills	816,780	816,737	(42)	—	(42)

Notes:	1.	Market value is based on market prices at the end of the interim period.

	2.	“Unrealized gains” and “Unrealized losses” are components of Net unrealized gains (losses).
(2)	Securities with no available market value at September 30, 2009 were as follows:
(Millions of Yen)

Amount
Negotiable certificate of deposits	¥352,000
10.	Derivative Information
(1)	Types of derivative transactions
Derivative transactions conducted by JFM are interest rate swaps for interest rate related transactions, and currency swaps and foreign exchange forward contracts for currency related transactions.
(2)	Policies and purposes of derivative transactions
JFM uses interest rate swaps, currency swaps and foreign exchange forward contracts as a means of hedging exposure to interest rate and foreign exchange fluctuation risks, and does not enter into derivatives for speculative purposes.
Interest rate swaps are used to hedge exposure to interest rate risk on fund raising operations. Currency swaps and foreign exchange forward contracts are used to hedge exposure to foreign exchange risk associated with issuance of foreign currency-denominated bonds and foreign currency-denominated bank deposits.
Hedge accounting is applied to interest rate swaps, currency swaps and foreign exchange forward contracts.
(a)	Hedge accounting method
Interest rate swaps to be used to hedge the interest rate risk, which qualify for hedge accounting and meet specific matching criteria, are not measured at market value, but the differential paid or received under the swap agreements is recognized and included in interest expense or income, and otherwise, deferral hedge accounting is applied. Designation transactions are applied to debts and credits in foreign currency which conform to requirement of hedge accounting.
(b)	Hedging instruments and hedged items

(i)	Hedging instrument	Interest rate swap

	Hedged items	Bonds

(ii)	Hedging instrument	Currency swap

	Hedged items	Foreign currency-denominated bonds

(iii)	Hedging instrument	Foreign exchange forward contract

	Hedged items	Receipt of interest and principal of foreign currency-denominated bank deposits
(c)	Hedging policy
JFM uses interest rate swaps and currency swaps as a means of hedging exposure to interest rate risk and foreign exchange risk associated with the issuance of bonds. Hedged items are identified for each contract.

(d)	Assessment of hedge effectiveness
Hedging to offset the foreign currency fluctuations of bonds is considered to be highly effective since major terms of the underlying transactions and the hedging instruments are almost the same, which is used as an assessment of hedge effectiveness.
An assessment of hedge effectiveness for interest rate swaps that qualify for hedge accounting and meet specific matching criteria, and for currency swaps and foreign exchange forward contracts that qualify for deferral hedge accounting, is omitted.
(3)	Risks on derivative transactions
Major risks on derivative transactions are market risk and credit risk. Market risk is the risk of future revenue fluctuations due to market value changes. Credit risk is the risk of losses incurred when counterparties are unable to fulfill their contracts due to bankruptcy or other reasons.
As for derivative transactions used for hedging purposes, market risk is offset by market risk on underlying transactions.
Regarding credit risk, JFM limits counterparties to the financial institutions with high credit standing, constantly monitors cost of restructuring of transactions and their credit profiles, and deals with multiple counterparties.
(4)	Risk management system for derivative transactions
Execution and management of derivative transactions are conducted by the Finance Department of JFM with the approval of persons in charge in accordance with the operational guidelines which specify transaction authority and limit of transaction value.
Additionally, the total amount of derivative transactions, the status of risks, market value and the credit risk on counterparties are reported to Integrated Risk Management Committee periodically.
(5)	Supplementary information on market value of transactions
Since hedge accounting is applied to all the derivatives transactions conducted by JFM, description of the above is not included in Notes.